UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Entergy Corporation
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Entergy Corporation
639 Loyola Avenue
New Orleans, LA  70113

Notice of Annual Meeting of Shareholders

New Orleans, Louisiana
March 19, 2008

To the Shareholders of ENTERGY CORPORATION:

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
Date:	Friday, May 2, 2008
Time:	10:00 am
Place:	New Orleans Marriott at the Convention Center 859 Convention Center Boulevard New Orleans, Louisiana 70130

MATTERS TO BE VOTED ON
1.	Election of directors

2.	Ratification of selection of Deloitte & Touche LLP as independent registered public accountants for 2008

3.	Four (4) Shareholder Proposals if properly presented at the meeting

4.	Transact such other business as may properly come before the meeting.

All shareholders are cordially invited to attend the meeting in person. However, to ensure that each shareholder's vote is counted at the meeting, shareholders are requested to mark, sign, date and return the enclosed proxy card as promptly as possible in the envelope provided or vote your shares via the toll-free number or over the Internet as described in the enclosed proxy.

Only shareholders of record as of the close of business on March 4, 2008 are entitled to receive notice of, to attend and to vote at the meeting.

IMPORTANT NOTICE REGARADING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON MAY 2, 2008

This proxy statement and our 2007 Annual Report to Shareholders are available at: http://www.entergy.com/investor_relations/2007_publications.aspx.

/s/ Robert D. Sloan

Robert D. Sloan
Executive Vice President, General Counsel & Secretary

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING	1
INFORMATION ABOUT THE ANNUAL MEETING	3
CORPORATE GOVERNANCE	6
Board of Directors	6
Director Independence	6
Board Committees	7
Corporate Governance Principles and Practices	10
COMMUNICATION WITH THE BOARD OF DIRECTORS	12
NOMINATION OF DIRECTORS	13
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	13
COMPENSATION DISCUSSION AND ANALYSIS	14
PERSONNEL COMMITTEE REPORT	30
EXECUTIVE COMPENSATION TABLES	31
Summary Compensation	31
2007 Grants of Plan-Based Awards	33
2007 Outstanding Equity Awards at Fiscal Year End	34
2007 Option Exercises and Stock Vested	36
2007 Pension Benefits	36
2007 Non-qualified Deferred Compensation	39
Potential Payments Upon Termination or Change in Control	40
2007 NON-EMPLOYEE DIRECTOR COMPENSATION	55
PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	57
TRANSACTIONS WITH RELATED PERSONS	57
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	58
COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS	59
AUDIT COMMITTEE REPORT	60
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	61
MATTERS REQUIRING SHAREHOLDER ACTION	62
Item 1 - Election of Directors	62
Item 2 - Ratification of Selection of Deloitte & Touche LLP as Independent Registered Public Accountants for 2008	66
Item 3 - Shareholder Proposal Regarding Advisory Vote on Executive Compensation	66
Item 4 - Shareholder Proposal Relating to Limitations on Management Compensation	68
Item 5 - Shareholder Proposal Relating to Corporate Political Contributions	69
Item 6 - Shareholder Proposal Regarding Special Shareholder Meetings	71
OTHER INFORMATION	73
Shareholder Proposals for 2009 Meeting	73
Annual Report on Form 10-K	73

PROXY STATEMENT

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of Entergy Corporation for our 2008 Annual Meeting of Shareholders and for any adjournment or postponement of the meeting ("Annual Meeting"). In this proxy statement, we refer to Entergy Corporation as "Entergy," "the Company," "we," "our" or "us."

We are holding the Annual Meeting at the New Orleans Marriott at the Convention Center, 859 Convention Center Boulevard, New Orleans, Louisiana 70130, at 10:00 a.m. We intend to mail this proxy statement and a proxy card to shareholders starting on or about March 19, 2008.

INFORMATION ABOUT THE ANNUAL MEETING

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on March 4, 2008 can vote their shares at the Annual Meeting. On that date, we had 192,346,497 common shares outstanding and entitled to vote. Each common share is entitled to one vote on each matter properly brought before the meeting.

Do I need a ticket to attend the Annual Meeting?

No. If you are a shareholder of record, you need only present a form of personal identification to be admitted to the meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record, you must present proof of stock ownership, such as a bank or brokerage account statement, together with a form of personal identification to be admitted to the meeting. If your shares are held in an employee savings plan, you must present your employee identification badge.

What is the difference between owning shares as a shareholder of record and as a beneficial owner?

You may own common shares in one of the following ways:

  directly in your name as the shareholder of record;
  indirectly through a broker, bank or other holder of record in "street name;" or indirectly in one of the Company's qualified employee savings plans ("Savings Plans").

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us, to give your voting instructions by telephone or by the Internet, or to vote in person at the meeting. If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form that accompanies your proxy materials. If your shares are held in one of the Savings Plans, see "How do I vote shares held under the Savings Plan?" below.

How do I vote?

Your vote is important. We encourage you to vote promptly. Internet and telephone voting is available through 11:59 p.m. Eastern Time on Tuesday, April 29, 2008 for shares held in Savings Plans and through 11:59 p.m. Eastern Time on Thursday, May 1, 2008 for all other shares. You may vote in one of the following ways:

By Telephone. If you are located in the United States or Canada, you can vote your shares by calling the toll-free telephone number on your proxy card or in the instructions that accompany your proxy materials. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return your proxy card or your voting instruction form.

By Internet. You can also vote your shares by the Internet. Your proxy card indicates the Web site you may access for Internet voting. You may vote by the Internet 24 hours a day. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. If you hold your shares in street name, please follow the Internet voting instructions that accompany your proxy materials. If you vote by the Internet, you do not need to return your proxy card or your voting instruction form.

By Mail. If you are a holder of record, you can vote by marking, dating, and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, please complete and mail the voting instruction card.

At the Annual Meeting. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the meeting.

All shares that have been properly voted and not revoked will be voted at the meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends.

What if I change my mind after I vote my shares?

If you are a shareholder of record, you can revoke your proxy before it is exercised by:

  written notice to the Secretary of the Company;
  timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or
  voting by ballot at the Annual Meeting.

If you hold your shares in street name, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How do I vote shares held under the Savings Plans?

If you participate in one of the Company's Savings Plans, your proxy card includes the number of shares credited to your account under that plan as of the record date.  To allow sufficient time for the trustee to vote, the trustee must receive your voting instructions by 11:59 p.m. Eastern Time, on Tuesday, April 29, 2008.  If the trustee does not receive your instructions by that date, the trustee will vote your shares in the same proportion of votes that the trustee receives from the other participants who did vote, except as may be otherwise required by law.

Is my vote confidential?

We maintain the confidentiality of the votes of individual shareholders. We do not disclose these votes to any member of management, unless we must disclose them for legal reasons. However, if a shareholder writes a comment on the proxy card, we will forward the comment to management. In reviewing the comment, management may learn how the shareholder voted. In addition, the Inspectors of Election and selected employees of our independent tabulating agent may have access to individual votes in the normal course of counting and verifying the vote.

What are the voting requirements to elect directors and approve each of the proposals discussed in this Proxy Statement?

Quorum. We will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the meeting, either in person or by proxy. Abstentions and "broker non-votes" (see below) are counted as present and entitled to vote for purposes of determining a quorum.

Votes Required for Proposals. To elect directors and adopt the other proposals, the following proportion of votes is required:

  Directors. In the election of directors, each director will be elected by the vote of the majority of votes cast with respect to that director nominee. A majority of votes cast means that the number of votes cast "FOR" a nominee's election must exceed the number of votes cast "AGAINST" such nominee's election. A director who fails to receive a majority FOR vote will be required to tender his or her resignation to the Board of Directors for consideration. For additional information, see the "Corporate Governance - Corporate Governance Principles and Practices - Majority Voting in Director Elections."
  Independent Registered Public Accountants. To ratify the selection of our independent registered public accountants, we must receive the affirmative vote of a majority of the votes cast.
  Shareholder Proposals. To adopt the shareholder proposals, we must receive the affirmative vote of a majority of the votes cast. A vote to ABSTAIN will have the effect of a vote AGAINST the proposal.

Could other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration, the Proxy Committee appointed by the Board of Directors (the persons named in your proxy card if you are a shareholder of record) will have the discretion to vote on those matters for you.

What happens if I do not submit voting instructions to my broker?

If a proposal is routine (see below), a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is not routine and the owner does not provide any instructions. For purposes of our Annual Meeting, we understand that the proposals relating to the election of directors and the ratification of the selection of our independent registered public accountants will be treated as routine items, but that each of the shareholder proposals will not be deemed routine items.

Who will pay for the cost of the proxy solicitation?

We will pay the expenses of soliciting proxies. Our directors, officers or employees may solicit proxies for us in person, or by telephone, facsimile or electronic transmission. We have hired Morrow & Co. to help us distribute and solicit proxies. We will pay Morrow $13,000, plus expenses for these services.

CORPORATE GOVERNANCE

Board of Directors

As of March 19, 2008, there were 12 members of the Board of Directors:

Maureen S. Bateman	Alexis M. Herman	James R. Nichols
W. Frank Blount	Donald C. Hintz	William A. Percy, II
Simon D. deBree	J. Wayne Leonard Chairman and Chief Executive Officer	W. J. "Billy" Tauzin
Gary W. Edwards Presiding Director	Stuart L. Levenick	Steven V. Wilkinson

The Board provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and Committee meetings by the Chairman and Chief Executive Officer and other officers. The Board has six standing committees: Audit, Corporate Governance, Personnel, Finance, Nuclear and Executive. The charters of the Audit, Personnel and Corporate Governance Committees are available on the Company's Investor Relations website at http://www.entergy.com/investor_relations/corporate_governance.aspx and in print to any shareholder who requests them from the Secretary of the Company.

The Board met 15 times in 2007. Each incumbent, non-employee member of the Board attended at least 75% of the total number of meetings of the Board and the committees on which he or she served. We encourage, but do not require, our Board members to attend annual meetings of shareholders. All of our Board members attended our 2007 Annual Meeting of Shareholders.

Director Independence

A director is independent if the Board affirmatively determines that he or she has no material relationship with the Company and otherwise satisfies the independence requirements of the New York Stock Exchange ("NYSE"). A director is "independent" under the NYSE listing standards if the Board affirmatively determines that the director has no material relationship with us directly or as a partner, shareholder or officer of an organization that has a relationship with us. According to the independence standards established under the NYSE listing standards, a director is not independent if:

  The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.
  The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).
  The director or an immediate family member is a current partner of a firm that is our internal or external auditor, the director is a current employee of such a firm, the director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice, or the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on our audit within that time.
  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company's compensation committee.
  The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company's consolidated gross revenues.

The Board of Directors has reviewed each of its non-employee members to determine compliance with the independence standards established under the NYSE listing standards. The Board noted that Mr. Hintz, a retired executive officer of the Company, had not served as an executive officer of the Company within the last three years. In addition, the Board noted that Mr. Hintz had received no payments from the Company other than director and committee fees and pension or other forms of deferred compensation for prior service. The Board further noted that a consulting agreement entered into by Mr. Hintz at the time of his retirement was no longer in effect.

Based on the foregoing, the Board affirmatively determined that each of the following non-employee directors is independent within the meaning of the rules of the NYSE: Messrs. Blount, deBree, Edwards, Hintz, Levenick, Nichols, Percy, Tauzin and Wilkinson and Ms. Bateman and Ms. Herman.

Board Committees

Audit Committee. The Board has established an audit committee for the purpose of overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to, among other things:

  our compliance with legal and regulatory requirements, including our disclosure controls and procedures;
  the independent registered public accounting firm's qualifications and independence; and
  the performance of our internal audit function and independent registered public accounting firm.

The Board has adopted an Audit Committee Charter, a copy of which is available at http://www.entergy.com/investor_relations/corporate_governance.aspx and in print to any shareholder who requests it from the Secretary of the Company. For information about the Audit Committee's policy regarding independent auditor service, see "Entergy Audit Committee Guidelines for Pre-Approval of Independent Auditor Services" on page 61 of this Proxy Statement.

The Audit Committee consists of four directors, each of whom the Board has determined has no material relationship with us and is otherwise independent under the rules of the NYSE. In addition, all Audit Committee members must meet the heightened standards for independence for audit committee members imposed by the Securities and Exchange Commission ("SEC") and the NYSE. Under those heightened standards, a director may not serve on the Audit Committee if the director (i) has received any consulting, advisory, or other compensatory fees from us (other than in his or her capacity as a director) or (ii) is our affiliate or the affiliate of any of our subsidiaries.

Each member of our Audit Committee satisfies this heightened standard. No director may serve as a member of the Audit Committee if that director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of that director to effectively serve on the Audit Committee. All Audit Committee members must be financially literate, and at least one member must have accounting or related financial management expertise.

The members of the Audit Committee are:

Steven V. Wilkinson (Chair)                                                 Stuart L. Levenick
Simon D. deBree                                                                 James R. Nichols

The Board has determined that Mr. Wilkinson, the Chair of the Audit Committee, is an audit committee financial expert, as such term is defined by the rules of the SEC. During 2007, the Audit Committee met 12 times.

Corporate Governance Committee. The Board has established the Corporate Governance Committee, which is responsible, among other things, for:

  developing policies and practices relating to corporate governance and reviewing compliance with the Company's Corporate Governance Guidelines;
  recommending the director nominees for approval by the Board and the shareholders; and
  establishing and implementing self-evaluation procedures for the Board and its committees.

The Board has adopted a Corporate Governance Committee Charter, a copy of which is available at http://www.entergy.com/investor_relations/corporate_governance.aspx and in print to any shareholder who requests it from the Secretary of the Company.

The Corporate Governance Committee consists of four directors, each of whom the Board has determined has no material relationship with us and is otherwise independent under the rules of the NYSE. The members of the Corporate Governance Committee are:

Alexis M. Herman (Chair)                                     William A. Percy, II
Gary W. Edwards                                                 W. J. "Billy" Tauzin

During 2007, the Corporate Governance Committee met 6 times.

Personnel Committee. The Board has established a Personnel Committee which is responsible for, among other things:

  reviewing and approving compensation policies and programs for our executive officers, including any employment agreement with an executive officer;
  evaluating the performance of our Chairman and Chief Executive Officer; and
  reporting, at least annually, to the Board on succession planning, including succession planning for the Chief Executive Officer.

The Personnel Committee's charter is posted at http://www.entergy.com/investor_relations/ corporate_governance.aspx and in print to any shareholder who requests it from the Secretary of the Company.

The Personnel Committee consists of five directors, each of whom the Board has determined has no material relationship with us and is otherwise independent under the rules of the NYSE. The members of the Personnel Committee are:

Maureen S. Bateman (Chair)                                 Alexis M. Herman
W. Frank Blount                                                   W.J. "Billy" Tauzin
Gary W. Edwards

During 2007, the Personnel Committee met 7 times. In addition, the Personnel Committee met jointly with the Finance Committee once in 2007. The role of our CEO in determining or recommending the amount or form of executive compensation is discussed in "Compensation, Discussion and Analysis" on page 29 of this proxy statement.

The Personnel Committee Report is set forth on page 30 of this proxy statement, immediately following the "Compensation Discussion & Analysis" section.

The Personnel Committee has adopted a policy delegating its equity grant authority and a policy on retention of independent compensation consultants. Each of these policies is discussed in the "Compensation Discussion & Analysis" section of this proxy statement.

Finance Committee. The Board has established the Finance Committee, which is responsible, among other things for:

  reviewing and making recommendations to the Board regarding our financial policies, strategies, and decisions;
  reviewing our investing activities; and
  reviewing and making recommendations to the Board with respect to significant investments.

The Finance Committee consists of five directors. The members of the Finance Committee are:

Simon D. deBree (Chair)                                     Stuart L. Levenick
Maureen S. Bateman                                           James R. Nichols
Donald C. Hintz

During 2007, the Finance Committee met 9 times. In addition, the Finance Committee met jointly with the Personnel Committee once during 2007.

Nuclear Committee. The Board has established the Nuclear Committee, which is responsible, among other things, for:

  providing non-management oversight and review of all the Company's nuclear generating plants;
  focusing on safety, operating performance, operating costs, staffing and training; and
  consulting with management concerning internal and external nuclear-related issues.

The Nuclear Committee consists of four directors. The members of the Nuclear Committee are:

Donald C. Hintz (Chair)                                         William A. Percy, II
W. Frank Blount                                                    Steven V. Wilkinson

During 2007, the Nuclear Committee met 8 times.

Executive Committee. The Board has established the Executive Committee, which is authorized to act for the Board on matters other than those matters specifically reserved by Delaware law to the entire Board. The members of the Executive Committee are:

J. Wayne Leonard (Chair)                                     Gary W. Edwards
Simon D. deBree                                                   Donald C. Hintz

During 2007, the Executive Committee did not meet.

Corporate Governance Principles and Practices

Corporate Charters and Ethics Policies. Our Corporate Governance Guidelines, certificate of incorporation, bylaws and Board committee charters form the framework of our corporate governance. In addition, we have adopted a Code of Business Conduct and Ethics for the members of our Board of Directors, a Code of Business Conduct and Ethics for our employees and a Code of Entegrity, which sets forth the ethical responsibilities of our employees, officers and representatives.

Our Corporate Governance Guidelines, the charters of our Audit, Personnel and Corporate Governance Committees, and our ethics guidelines, including any amendments, are available at http://www.entergy.com/investor_relations/corporate_governance.aspx and in print to any shareholder who requests it from the Secretary of the Company.

Board Independence. Our Corporate Governance Guidelines state that the Board of Directors should be comprised of a substantial majority of non-employee directors and a majority of independent directors. Under our Corporate Governance Guidelines, no director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, the Board of Directors applies the independence tests specified in the rules of the NYSE. For additional information, see "Corporate Governance - Director Independence."

Executive Meetings of the Board of Directors. The non-employee directors meet in executive session (separate from management) at least four times a year. In addition, if non-employee directors include directors who are not independent, the independent directors meet in executive session at least once a year. The non-employee directors met in executive session 7 times in 2007.

Presiding Director. The Board of Directors appoints the Chairman of the Board and the Chief Executive Officer. When the roles of Chairman of the Board and the Chief Executive Officer are combined, the Board of Directors appoints from among its independent members a Presiding Director. The Presiding Director is recommended by the Corporate Governance Committee and appointed by a majority of the independent members of the Board of Directors. The Presiding Director, subject to his or her annual election to the Board of Directors, serves for a term of three years. The Company's Presiding Director currently is Gary W. Edwards.

Under our Corporate Governance Guidelines, the Presiding Director has the following responsibilities:

  Presides at executive sessions of independent directors as well as all meetings of the Board at which the Chairman of the Board and Chief Executive Officer is not present;
  Serves as liaison with Chairman of the Board and Chief Executive Officer when requested by the independent directors;
  Reviews and advises on Board meeting agendas (and consults with the Chairman of the Board and Chief Executive Officer on the preparation of agendas);
  May call meetings of the independent directors;
  Provides feedback from the Board to the Chairman of the Board and the Chief Executive Officer following each executive session of independent directors and, together with the Chair of the Personnel Committee, provides the Chairman of the Board and Chief Executive Officer with an annual performance review; and
  Such additional responsibilities as the Board of Directors may assign, and the Presiding Director may accept.

Board Evaluation Process.  The Board conducts a self-evaluation process at least annually to determine whether it and its committees are functioning effectively.

Mandatory Resignation upon Change in Professional Circumstances. Under our Corporate Governance Guidelines, non-employee directors should submit their resignations when either their employment or the major responsibilities they held when they joined the Board changes. Based on the recommendation of the Corporate Governance Committee, the Board reviews the appropriateness of the director's nomination for re-election to the Board under these circumstances.

Mandatory Director Retirement and Term Limits. Under our Corporate Governance Guidelines, directors may not be nominated by the Board for re-election after they have reached the age of 72, unless specifically recommended to serve beyond the age of 72 by the Corporate Governance Committee and approved by the Board of Directors. The Company does not have term limits for its directors. Instead, our Board addresses the suitability for continued service as a director upon the expiration of each director's term.

Succession Planning for the Chief Executive Officer. The Personnel Committee reports on at least an annual basis to the Board on succession planning. Our succession planning is intended to include appropriate contingencies for the unexpected retirement or incapacity of the Chief Executive Officer.

Director Orientation and Continuing Education. The Corporate Governance Committee specifies the desired components of new director orientation and makes periodic recommendations concerning the continuing education of all Board members.

Director Stock Ownership Guidelines. The Board of Directors believes that the alignment of directors' interests with those of shareholders is strengthened when Board members are also shareholders. The Board of Directors therefore requires that all non-employee directors, within three years of being first elected, own shares or units of Entergy common stock having a market value of at least four times their annual cash retainer. A review of non-employee director stock ownership was conducted at the December 2007 Corporate Governance Committee meeting and all of our non-employee directors satisfied these ownership guidelines.

Executive Officer Stock Retention Policy Following Exercise of Options. The Personnel Committee has adopted stock retention guidelines applicable to the Company's executive officers. The guidelines provide, among other things, that, if an executive officer exercises any stock option granted on or after January 1, 2003, the officer must retain at least 75 percent of the after tax net profit in Entergy common stock until the earlier of 60 months from the date at which the option is exercised or the termination of full-time employment with the Company.

Majority Voting in Director Elections. In January 2007, our Board of Directors approved an amendment to the Company's Bylaws to require each director to be elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted "for" a director must exceed the number of votes cast "against" that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

Review of Transactions with Related Persons.

Our Board of Directors has adopted policies and procedures for the review, approval or ratification of any transaction involving an amount in excess of $120,000 in which any director or executive officer of the Company, any nominee for director, or any immediate family member of the foregoing had a material interest as contemplated by Item 404(a) of Regulation S-K ("Related Party Transactions"). Under these policies and procedures, the Corporate Governance Committee, or a subcommittee of the Board of Directors comprised of independent directors, reviews the transaction and either approves or rejects the transaction after taking into account the following factors:

  Whether the proposed transaction is on terms that are at least as favorable to the Company as those achievable with an unaffiliated third party;
  Size of the transaction and amount of consideration;
  Nature of the interest;
  Whether the transaction involves a conflict of interest;
  Whether the transaction involves services available from unaffiliated third parties; and
  Any other factors that the Corporate Governance Committee or subcommittee deems relevant.

The policy does not apply to (a) compensation and Related Party Transactions involving a director or an executive officer solely resulting from that person's service as a director or employment with the Company so long as the compensation is reported in the Company's filings with the SEC, (b) transactions involving the rendering of services as a public utility at rates or charges fixed in conformity with law or governmental authority or (c) any other categories of transactions currently or in the future excluded from the reporting requirements of Item 404(a) of Regulation S-K.

Shareholder Approval of Future Severance Agreements. In March 2004, the Board adopted a policy that precludes the Company and its subsidiaries from entering into employment or severance agreements that provide severance benefits to executive officers in excess of 2.99 times the sum of the annual base salary and bonus unless the agreement has been approved by the Company's shareholders.

COMMUNICATION WITH THE BOARD OF DIRECTORS

We believe that communication between the Board of Directors and its shareholders and other interested parties is an important part of the corporate governance process. The independent members of the Board of Directors of the Company have adopted the following communication policy:

Shareholders and other interested parties may communicate with the Board or individual directors, including non-management directors, by writing to them in care of the Presiding Director at the address set forth below:

c/o Presiding Director Entergy Corporation
639 Loyola Avenue
P.O. Box 61000
New Orleans, LA 70161
E-mail: etrbod@entergy.com

The following types of communications will not be forwarded to the directors:

  Spam
  Junk mail and mass mailings;
  Service complaints;
  Service inquiries;
  New service suggestions;
  Resumes and other forms of job inquiries;
  Surveys;
  Business solicitations and advertisements; or
  Requests for donations and sponsorships.

Except as provided above, the Corporate Secretary forwards communications sent in accordance with the above instructions to the Board or to any individual director(s) to whom the communication is directed unless the communication is threatening, illegal or similarly inappropriate. The Corporate Secretary periodically advises the Presiding Director of significant communications received from shareholders and other interested parties.

NOMINATION OF DIRECTORS

The Corporate Governance Committee has not established any specific, minimum qualifications that must be met by director candidates or identified any specific qualities or skills that it believes our directors must possess. The Corporate Governance Committee takes a wide range of factors into account in evaluating the suitability of director candidates, including general understanding of marketing, finance and other disciplines relevant to the success of a publicly-traded company in today's business environment, understanding of our business, education and professional background, and reputation for integrity.

The Corporate Governance Committee does not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources.

The Corporate Governance Committee will consider director candidates recommended by our shareholders. Shareholders wishing to recommend a candidate to the Corporate Governance Committee should do so by submitting the recommendation in writing to our Secretary at 639 Loyola Avenue, P.O. Box 61000, New Orleans, LA 70161, and they will be forwarded to the Corporate Governance Committee members for their consideration.

Any recommendation should include:

  the number of shares of the Company held by the shareholder;
  the name and address of the candidate;
  a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above; and
  the candidate's signed consent to serve as a director if elected and to be named in the Proxy Statement.

Once the Corporate Governance Committee receives the recommendation, it may request additional information from the candidate about the candidate's independence, qualifications and other information that would assist the Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our Proxy Statement, if nominated. The Corporate Governance Committee will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and any persons owning more than ten percent of Entergy's common stock, to file with the SEC and NYSE initial reports of beneficial ownership and certain changes in that beneficial ownership, with respect to the equity securities of Entergy. We prepare and file these reports on behalf of our directors and executive officers. Based solely on a review of these forms filed with the SEC and written representations from the reporting persons that no Form 5 was required, the Company believes all reports were timely filed.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we discuss and analyze the salaries and other compensation elements paid in 2007 to our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers (collectively, the "Named Executive Officers"). Compensation data for each Named Executive Officer appear in the summary compensation and other tables appearing immediately after this section.

Executive Summary

We have designed the compensation program for our Named Executive Officers to attract, retain, motivate and reward executives who can contribute to our long-term success and thereby build value for our shareholders.

Our executive compensation package is comprised of a combination of short-term and long-term compensation elements. Short-term compensation includes base pay and annual cash bonus awards. Long-term compensation includes stock options and performance units.

Our executive compensation program is approved by our Personnel Committee, which is comprised entirely of independent board members.

The following table summarizes the principal factors that we take into account in deciding the amount of each compensation element we pay or award to our executives:

Key Compensation Components (where reported in summary compensation table)	Factors
Base Salary (salary, column c)	Company, business unit and individual performance Market data Internal pay equity The Committee's assessment of other elements of compensation
Non-Equity Incentive Plan Compensation (Cash Bonus) (non-equity plan compensation, column g)
  Compensation practices at our peer group companies and the general market for companies our size
  Desire to ensure that a substantial portion of total compensation is performance-based
  The Committee's assessment of other elements of compensation

Performance Units (stock awards, column e)
  Compensation practices at our peer group companies and in broader group of utility companies
  Target long-term compensation values in the market for similar jobs
  The desire to ensure that a substantial portion of total compensation is performance-based
  The Committee's assessment of other elements of compensation

Stock Options (options, column f)
  Individual performance
  Prevailing market practice
  Targeted long-term value created by the use of stock options
  Potential dilutive effect of stock option grants
  The Committee's assessment of other elements of compensation

We make compensation decisions for each executive officer after taking into account all elements of the officer's compensation. In making compensation decisions, we apply the same compensation policies to all of our executive officers; however, the application of these policies results in different compensation amounts to individual executive officers because of: (i) differences in roles and responsibilities; (ii) differences in market-based compensation levels for specific officer positions; (iii) our assessment of individual performance; and (iv) variations in business unit performance.

Objectives of our Executive Compensation Program

  The greatest part of the compensation of our Named Executive Officers should be in the form of "at risk" performance-based compensation.

We have designed our compensation programs to ensure that a significant percentage of the total compensation of our Named Executive Officers is contingent on achievement of performance goals that drive total shareholder return and result in increases in our common stock price. For example, each of our annual cash incentive and our long-term performance unit programs is designed to pay out only if we achieve pre-established performance goals. Assuming achievement of these performance goals at target level, approximately 80% of the annual target total compensation (excluding non-qualified supplemental retirement income) of our Chief Executive Officer is represented by performance-based compensation and the remaining 20% is represented by base salary. For the other Named Executive Officers, assuming achievement of performance goals at the target levels, approximately 65% of the annual target total compensation (excluding non-qualified supplemental retirement income) is represented by performance-based compensation and the remaining 35% by base salary. Our Chief Executive Officer's total compensation is at greater risk than our other Named Executive Officers, reflecting both market practice and acknowledging the leadership role of the Chief Executive Officer in setting company policy and strategies.

  A substantial portion of our Named Executive Officers' compensation should be delivered in the form of equity awards.

To align the economic interests of our Named Executive Officers with our shareholders, we believe that a substantial portion of their total compensation should be in the form of equity-based awards. Equity awards are typically granted in the form of stock options with a three-year vesting schedule and performance units with a three-year performance cycle. Stock options are generally subject only to time-based vesting. Performance units pay out only if we achieve specified performance targets. The amount of payout varies based on the level of performance achieved.

  Our compensation programs should enable us to attract, retain and motivate executive talent by offering compensation packages that are competitive but fair.

It is in our shareholders' best interests that we attract and retain talented executives by offering compensation packages that are competitive but fair. Our Personnel Committee has sought to develop compensation programs that deliver total target compensation in aggregate at approximately the 50th percentile of the market.

Our Starting Point

To develop a competitive compensation program, the Personnel Committee on an annual basis reviews base salary and other compensation data from two sources:

  Survey Data: The Committee uses published and private compensation survey data to develop marketplace compensation levels for our executive officers. The data, which is compiled by the Committee's independent compensation consultant, compares the current compensation levels received by each of our executive officers against the compensation levels received by executives holding similar positions at companies with corporate revenues consistent with our revenues. For non-industry specific positions such as a chief financial officer, the Committee reviews data from general industry. For management positions that are industry-specific such as Group President, Utility Operations, the Committee reviews data from energy service companies. The survey data reviewed by the Committee covers approximately 300 public and private companies in general industry and approximately 60 to 70 public and private companies in the energy services sector. In benchmarking compensation levels against the survey data, the Committee considers only the aggregated survey data. The identity of the companies comprising the survey data is not disclosed to, or considered by, the Committee in its decision-making process and, thus, is not considered material by the Committee.

  The Committee uses the survey data to develop compensation programs that deliver total target compensation at approximately the 50th percentile of the market. For this purpose, the Committee reviews the results of the survey data (organized in tabular format) comparing each Named Executive Officer's compensation relative to the 25th, 50th (or median) and 75th percentile of the market. The Committee considers its objectives to have been met if our Chief Executive Officer and the executive officers who constitute what we refer to as our Office of the Chief Executive, considered as a group (9 officers) have a target compensation package that falls within the range of 90 - 110 percent of the 50th percentile benchmarked in the survey data. In 2007, the target compensation of all Named Executive Officers fell within this range. Actual compensation received by an individual officer may be above or below the 50th percentile based on an individual officer's skills, performance and responsibilities.

  Proxy Analysis: As an additional point of analysis, the Committee reviews data derived from proxy statements comparing the compensation levels of our Named Executive Officers against the compensation levels of the corresponding top 5 highest paid executive officers from 18 of the companies included in the Philadelphia Utilities Index. Unlike the survey data (which is used as the primary data for purposes of benchmarking compensation), the market data from the proxy analysis are not comparable to our Named Executive Officers in terms of roles and responsibilities. Rather, the market data from the proxy analysis are compared to our executive officers based on pay rank. These companies are:

AES Corporation	Exelon Corporation
Ameren Corporation	FirstEnergy Corporation
American Electric Power Co. Inc.	FPL Group Inc.
CenterPoint Energy Inc.	Northeast Utilities
Consolidated Edison Inc.	PG&E Corporation
Dominion Resources Inc.	Progress Energy, Inc.
DTE Energy Company	Public Service Enterprise Group, Inc.
Duke Energy Corporation	Southern Company
Edison International	XCEL Energy

  Elements of the Compensation Program

  The major components of our executive compensation program are presented below:

Entergy Corporation Executive Compensation

Short-Term Compensation			Long-Term Compensation	Benefits

Base Salary Compensation	Non-Equity Incentive Plan	Stock Options	Performance Units	Restricted Units

  Short-Term Compensation
    Base Salary

  Base Salary. The Personnel Committee reviews and approves the base salaries for all of our Named Executive Officers. Base salary is a component of our Named Executive Officers' compensation package because the Committee believes it is appropriate that some portion of the compensation that is provided to these officers be provided in a form that is a fixed cash amount. Also, base salary remains the most common form of payment throughout all industries. Its use ensures a competitive compensation package to our Named Executive Officers.

  The Committee determines whether to award Named Executive Officers annual merit increases in base salary based on the following factors:

    Company, business unit and individual performance during the prior year;
    Market data;
    Internal pay equity; and

    The Committee's assessment of other elements of compensation provided to the Named Executive Officer.

  The corporate and business unit goals and objectives vary by individual officers and include, among other things, corporate and business unit financial performance, capital expenditures, cost containment, safety, reliability, customer service, business development and regulatory matters.

  Our use of "internal pay equity" in setting merit increases is limited to determining whether a change in an executive officer's role and responsibilities relative to other executive officers requires an adjustment in the officer's salary. The Committee has not established any predetermined formula against which the base salary of one Named Executive Officer is measured against another officer or employee.

  In 2007, after taking into account the market data and other factors described above, the Committee approved merit-based salary increases for our Named Executive Officers in amounts ranging from 3.5 to 5.0 percent. In general these merit-based increases were consistent with the merit increase percentages approved with respect to Named Executive Officers in the last two years (excluding adjustments in salaries related to market factors, promotions or other changes in job responsibilities).

  The following table sets forth the 2006 base salaries for our Named Executive Officers, the 2007 percentage increase and the resulting 2007 base salary. Changes in base salaries were effective in April of each of the years shown.
Named Executive Officer	2006 Base Salary	Percentage Increase	2007 Base Salary
J. Wayne Leonard	$1,183,000	3.97%	$1,230,000
Leo P. Denault	$ 546,000	9.9%	$ 600,000
Mark T. Savoff	$ 510,000	4.0%	$ 530,400
Richard J. Smith	$ 543,000	14.5%	$ 622,000
Gary J. Taylor	$ 522,000	5.4%	$ 550,000

  In addition to the market-based and other factors described above, the following factors were considered by the Committee with respect to the officers identified below:

    Mr. Leonard's salary was increased due to the Personnel Committee's assessment of, among other things, his strong performance as Chief Executive Officer, the Company's financial and operational performance in 2006 and comparative market data on base salaries for Chief Executive Officers.
    In April 2007, Mr. Smith was promoted to President and Chief Operating Officer and Mr. Taylor was promoted to Group President, Utility Operations. Both Mr. Smith and Mr. Taylor's salaries were increased to reflect the increased responsibilities of their new positions and comparative market data for officers holding similar positions and performing similar responsibilities.
    Mr. Denault's salary was increased to reflect comparative market data for chief financial officers and in recognition of his critical role in implementing a number of the Company's strategic and financial goals and objectives.

    Non-Equity Incentive Plans (Cash Bonus)

  We include performance-based incentives in the Named Executive Officers' compensation packages because it encourages our Named Executive Officers to pursue objectives consistent with the overall goals and strategic direction that the Board has set for our Company. Annual incentive plans are commonly used by companies in a variety of industry sectors to compensate their executive officers.

  Our Named Executive Officers participate in a performance-based cash bonus plan known as the Executive Annual Incentive Plan or Annual Incentive Plan. The plan operates on a calendar year basis. We use a performance metric known as the Entergy Achievement Multiplier to determine the payouts for each particular calendar year. The Entergy Achievement Multiplier is used to determine the percentage of target annual plan awards that will be paid each year to each Named Executive Officer. In December 2006, we selected the Entergy Achievement Multiplier for 2007 awards to be based in equal part on earnings per share and operating cash flow. The Committee selected these performance measures because:

    earnings per share and operating cash flow have both a correlative and causal relationship to shareholder value performance;
    earnings per share and operating cash flow targets are aligned with externally-communicated goals; and
    earnings per share and operating cash flow results are readily available in earning releases and SEC filings.

  In addition, these measures are commonly used by other companies, including the industry peer group companies, as components of their incentive programs. For example, approximately two-thirds of the industry peer group companies use earnings per share as an incentive measure and one-third use some type of cash flow measure. The Personnel Committee evaluates the performance measures used for the Annual Incentive Plan on an annual basis.

  The Committee sets minimum and maximum achievement levels under the Annual Incentive Plan at approximately 10% below and 10% above target achievement levels.  Payouts for performance between minimum and target achievement levels and between target and maximum levels are calculated using straight line interpolation.  In general, the Committee seeks to establish target achievement levels such that the relative difficulty of achieving the target level is consistent from year to year.  Over the past five years ending in 2007, the average Entergy Achievement Multiplier, representing earnings per share and operating cash flow results, was 135% of target.  This result reflects the strong performance of the Company during this period.

  In December 2006, the Committee set the 2007 target award for incentives to be paid in 2008 under the Annual Incentive Plan for our Chief Executive Officer at 120% of his base salary and the target awards for each other Named Executive Officer at 70% of their respective base salaries. In setting these target awards, the Personnel Committee considered several factors, including:

    Analysis provided by the Committee's independent compensation consultant as to compensation practices at the industry peer group companies and the general market for companies our size;
    Competitiveness of the Company's compensation plans and their ability to attract and retain top executive talent;
    The individual performance of each Named Executive Officer;
    Target bonus levels in the market for comparable positions;
    The desire to ensure that a substantial portion of total compensation is performance-based;
    The relative importance, in any given year, of the short-term performance goals established pursuant to the Annual Incentive Plan; and
    The Committee's assessment of other elements of compensation provided to the Named Executive Officer.

  The Committee established a higher target percentage for Mr. Leonard compared to the other Named Executive Officers to reflect the following factors:

    Mr. Leonard's leadership and contributions to the Company's success as measured by, among other things, the overall performance of the Company.
    Market practices that compensate chief executive officers at greater potential compensation levels with more "pay at risk," than other named executive officers.
    The Personnel Committee's assessment of Mr. Leonard's strong performance based on the Board's annual performance evaluation, in which the Board reviews and assesses Mr. Leonard's performance based on: leadership, strategic planning, financial results, succession planning, communications with all of our stakeholders, external relations with the communities and industries in which we operate and his relationship with the Board.

  The Committee based its decision on the target award of the Named Executive Officers (other than the Chief Executive Officer) on the recommendation of the Chief Executive Officer, including his assessment of each officer's performance. For additional information regarding the role of the Chief Executive Officer in compensation decisions, see "Compensation Program Administration- Role of Chief Executive Officer."

  In January 2008, the Committee determined the Entergy Achievement Multiplier to be used for purposes of determining annual bonuses for 2007. The targets established to measure management performance against as reported results were:
	Minimum	Target	Maximum
Earnings Per Share ($)	4.77	5.30	5.83
Operating Cash Flow ($ billion)	2.3	2.6	2.9

  After reviewing earnings per share and operating cash flow results against the performance objectives in the above table, the Personnel Committee certified the Entergy Achievement Multiplier at 123% of target.

  Under the terms of the program, the Entergy Achievement Multiplier is automatically increased by 25 percent for the members of the Office of the Chief Executive, subject to the Personnel Committee's discretion to adjust the automatic multiplier downward or eliminate it altogether. The multiplier, which we refer to as the Management Effectiveness Factor, is intended to provide the Committee, through the exercise of negative discretion, a mechanism to take into consideration specific achievement factors relating to the overall performance of the Company. In January 2008, the Committee exercised its negative discretion to eliminate the Management Effectiveness Factor, reflecting the Personnel Committee's determination that the Entergy Achievement Multiplier, in and of itself without the Management Effectiveness Factor, was consistent with the performance levels achieved by the Company's management.

  The following table shows the Annual Incentive Plan payments as a percentage of base salary for 2007 based on an Entergy Achievement Multiplier of 123%:
Named Exeutive Officer	Target	Percentage Base Salary
J. Wayne Leonard	120%	148%
Leo Denault	70%	86%
Mark J. Savoff	70%	86%
Richard J. Smith	70%	86%
Gary J. Taylor	70%	86%

  The amounts paid for 2007 under the Annual Incentive Plan for the Named Executive Officer are disclosed in column (g) of the Summary Compensation Table located on page 31.

  Nuclear Retention Plan

  One of our Named Executive Officers, Mr. Gary J. Taylor, our current Group President, Utility Operations, previously served as our Executive Vice President and Chief Nuclear Officer. In that capacity, he participates in a special retention plan for officers and other leaders with special expertise in the nuclear industry. We established the plan to attract and retain management talent in the nuclear power field, a field which requires unique technical and other expertise that is in great demand in the utility industry. For individuals who commenced participation prior to January 1, 2007, the plan covers a four-year period. For example, an individual who commenced participation on January 1, 2005, subject to their continued employment with a participating company, is eligible to receive a special cash bonus consisting of three payments, each consisting of an amount from 15% to 25% of such participant's then (2005) base salary at the end of 2007, 2008 and 2009. In the case of Mr. Taylor, the special cash bonus is fixed at 25% of his base salary. As a result, Mr. Taylor received a cash bonus equal to 25% of his 2005 salary (his salary at the time of his enrollment in the plan).

  Long-Term Compensation

  Our long-term equity incentive programs are intended to reward the Named Executive Officers for achievement of shareholder value creation over the long-term. In our long-term incentive programs, we primarily use a mix of performance units and stock options in order to accomplish different objectives. Performance units reward the Named Executive Officers on the basis of total shareholder return, which is a measure of stock appreciation and dividend payments relative to the industry peer group companies. Options provide a direct incentive for growing the price of our common stock. In addition, we occasionally award restricted units for retention purposes or to offset forfeited compensation in order to attract officers and managers from other companies.

  Each of the performance units and stock options granted to our Named Executive Officers in 2007 were awarded under our 2007 Equity Ownership and Long Term Cash Incentive Plan, which we refer to as the 2007 Equity Ownership Plan.

    Performance Unit Program

  We issue performance unit awards to our Named Executive Officers under our Performance Unit Program. Each Performance Unit equals the cash value of one share of our common stock at the end of the performance cycle. Each unit also earns the cash equivalent of the dividends paid during the three-year performance cycle. The Performance Unit Program is structured to reward Named Executive Officers only if performance goals set by the Personnel Committee are met. The Personnel Committee has no discretion to make awards if minimum performance goals are not achieved. The Performance Unit Program provides a minimum, target and maximum achievement level. We measure performance by assessing Entergy's total shareholder return relative to the total shareholder return of industry peer group companies. The Personnel Committee chose total shareholder return as a measure of performance because it assesses the Company's creation of shareholder value relative to other electric utilities over the performance cycle. Minimum, target and maximum performance levels are determined by reference to the quartile ranking of Entergy's total shareholder return against the total shareholder return of industry peer group companies.

  Prior to 2006, this peer group was the Standard & Poor's Electric Utility Index. Beginning with the 2006-2008 performance period, we identified the Philadelphia Utility Index as the industry peer group for total shareholder return performance because the companies represented in this index more closely approximate us in terms of size and scale and because the companies comprising the Standard and Poor's Electric Utility Index had been reduced by 50%, which resulted in a pool of companies insufficient for comparative purposes. The companies included in the Philadelphia Utility Index are provided on page 16.

  Subject to achievement of the Performance Unit Program performance levels, the Personnel Committee issued the following target amounts for the 2008-2010 performance cycle: 16,500 performance units for our Chief Executive Officer and 3,900 performance units for each of the other Named Executive Officers. The range of payouts under the program is shown below.

Quartiles:	4	3	2	1
Performance Levels:	Zero	Minimum	Target	Maximum
Total Shareholder Return Ranges:	25th percentile and below	25th to 50th percentiles	50th to 75th percentiles	75th percentile and above
Payouts:	No Payout	Interpolate between Minimum and Target (10% to 100% of Target)	Interpolate between Target and Maximum (100% to 250% of Target)	Maximum Payout (250% of Target)

  The Personnel Committee sets payout opportunities for the Performance Unit Program each year. In determining payout opportunities, the Committee considers several factors, including:

    The advice of the Committee's independent compensation consultant regarding compensation practices at the industry peer group companies;
    Competitiveness of the Company's compensation plans and their ability to attract and retain top executive talent;
    Target long-term compensation values in the market for similar jobs;
    The desire to ensure, as described above, that a substantial portion of total compensation is performance-based;
    The relative importance, in any given year, of the long-term performance goals established pursuant to the Performance Unit Program; and
    The Committee's assessment of other elements of compensation provided to the Named Executive Officer.

  For the 2005-2007 performance cycle, the target amounts established for the Chief Executive Officer were 34,300 performance units and for the other Named Executive Officers, the target amounts established were 6,000 performance units. Participants could earn performance units consistent with the range of payouts as described above for the 2008-2010 performance cycle. The Committee established a higher target amount for Mr. Leonard compared to the other Named Executive Officers based on the following factors:
  Mr. Leonard's leadership and contributions to the Company's success as measured by, among other things, the overall performance of the Company.
  Market practices that compensate chief executive officers at greater potential compensation levels with more "pay at risk," than other named executive officers.

  In January 2008, the Committee assessed the Company's total shareholder return for the 2005-2007 performance period and determined the actual number of performance units to be paid to Performance Unit Program participants for the 2005-2007 performance cycle. Performance was measured in a manner similar to that described above for the 2008-2010 cycle, on the basis of relative total shareholder return.

  For purposes of determining the Company's relative performance for the 2005-2007 period, the Committee used the Standard and Poor's Electric Utility Index as our peer group. Based on market data provided by our independent compensation consultant and the recommendation of management, the Committee compared the Company's total shareholder return against the total shareholder return of the companies that comprised the Standard and Poor's Electric Utility Index at the beginning of the plan period. However because TXU was delisted during the plan period due to a private buyout and its return could not be objectively measured, TXU was excluded from the peer group.

  Based on a comparison of the Company's performance relative to the Standard & Poor's Electric Utility Index as described above, the Committee concluded that the Company had exceeded the performance targets for the 2005-2007 performance cycle, resulting in a payment of 225% of target. Each performance unit was then automatically converted into cash at the rate of $119.52 per unit, the closing price of our common stock on the last trading day of the performance cycle (December 31, 2007), plus dividend equivalents accrued over the three-year performance cycle. See the 2007 Stock Option Exercises and Stock Vested table for the amount paid to each of the Named Executive Officers for the 2005-2007 performance unit cycle.

    Stock Options

  The Personnel Committee considers several factors in determining the amount of stock options it will grant under our equity ownership plans to our Named Executive Officers, including:

    Individual performance;
    Prevailing market practice in stock option grants;
    The targeted long-term value created by the use of stock options;
    The number of participants eligible for stock options, and the resulting "burn rate" (i.e., the number of stock options authorized divided by the total number of shares outstanding) to assess the potential dilutive effect; and
    The Committee's assessment of other elements of compensation provided to the Named Executive Officer.

  For stock option awards, the Committee's assessment of individual performance of each Named Executive Officer done in consultation with our Chief Executive Officer is the most important factor in determining the number of options awarded.

  The following table sets forth the number of stock options granted to each Named Executive Officer in 2007. The exercise price for each option was $91.82, which was the closing fair market value of Entergy Corporation common stock on the date of grant.

Named Exeutive Officer	Stock Options
J. Wayne Leonard	255,000
Leo Denault	60,000
Mark J. Savoff	35,000
Richard J. Smith	60,000
Gary J. Taylor	60,000

  The option grants awarded to our named executive officers (other than the Chief Executive Officer) ranged in amount between 35,000 and 60,000 shares. In the case of our Chief Executive Officer, who received 255,000 stock options, the Committee took special note of Mr. Leonard's performance as the Company's Chief Executive Officer. Among other things, the Committee noted that the total shareholder return of the Company measured over the nine-year period since Mr. Leonard's appointment as CEO of the Company in January 1999 exceeded all of our industry peer group companies as well as all other U.S. utility companies.

  In assessing individual and management performance overall (with respect to stock option grants and overall compensation), the Committee noted the following significant achievements:

    Our delivery of total shareholder return of 32.5 percent relative to the 19 percent returned by the Philadelphia Utility Index;
    Our completion of the acquisition of the 798-megawatt Palisades nuclear power plant;
    Our success in implementing the alignment of our nuclear fleet which will produce operational improvements and ongoing cost savings;
    Our receipt of authorization for $200 million of community development block grants with $181 million received in 2007;
    Our successful securitization of $377 million of storm costs in Texas and $48 million in Mississippi related to Hurricanes Katrina and Rita;
    Our receipt of a stipulation approving recovery of $971 million in storm costs and reserves in Louisiana;
    Our receipt of $99 million in insurance proceeds associated with Hurricanes Katrina and Rita;
    The emergence of Entergy New Orleans from bankruptcy in May 2007;
    Our completion of the jurisdictional split of Entergy Gulf States into Entergy Gulf States Louisiana and Entergy Texas;
    Our settlement of the New York Power Authority value sharing agreement;
    Our continued management of commodity exposure through active contracting;
    Our initiation of the separation of our non-utility nuclear business;
    Our initiation of a new $1.5 billion share repurchase program;
    Our being named for the sixth consecutive year to the Dow Jones Sustainability Index - World, an index that tracks the performance of companies that lead their field in terms of corporate sustainability on a global basis. This year we were the only company in the U.S. utility sector to be so honored;
    Our being named as one of the 10 Best Corporate Citizens by Corporate Responsibility Officer magazine;
    Our selection as part of the Climate Disclosure Leadership Index for the fourth consecutive time;
    Our rating by Institutional Shareholder Services as the top utility for corporate governance; and
    Recognition we received for our community relations, fundraising, nuclear practices, innovation, trustworthiness, customer service, corporate communications and emergency assistance.

  For additional information regarding stock options awarded in 2007 to each of the Named Executive Officers, see the 2007 Grants of Plan-Based Awards table on page 33 of this Proxy Statement.

  Under our equity ownership plans, all options must have an exercise price equal to the closing fair market value of Company common stock on the date of grant. In addition, we have adopted a policy requiring that, if an executive officer (including a Named Executive Officer) exercises any stock option granted on or after January 1, 2003, the officer must retain at least 75% of the after-tax net profit from such stock option exercise in the form of Company common stock until the earlier of 60 months from the date on which the option is exercised or the termination of the executive officer's full-time employment.

  We have not adopted a formal policy regarding the granting of options at times when the Company is in possession of material non-public information. However, we generally grant options to Named Executive Officers only during the month of January in connection with our annual executive compensation decisions. On occasion, we may grant options to newly hired employees or existing employees for retention or other limited purposes.

    Restricted Units

  Restricted units granted under our equity ownership plans represent phantom shares of Company common stock (i.e., non-stock interests that have an economic value equivalent to a share of our common stock). We occasionally grant restricted units to Named Executive Officers for retention purposes or to offset forfeited compensation from a previous employer or to existing employees for retention or other limited purposes. If all conditions of the grant are satisfied, restrictions on the restricted units lift at the end of the restricted period, and a cash equivalent value of the restricted units is paid. The settlement price is equal to the number of restricted units multiplied by the closing price of Company common stock on the date restrictions lift. Restricted units are not entitled to dividends or voting rights. Restricted units are generally time-based awards for which restrictions lift, subject to continued employment, over a two- to five-year period.

  In January 2008, the Committee granted Mr. Denault, our Chief Financial Officer, 24,000 restricted units. The Committee determined that, in light of the numerous strategic challenges facing the Company (including the challenges associated with the completion of the Company's pending separation of its non-utility nuclear business) it was essential that the Company retain Mr. Denault's continued services as an executive officer of the Company. The Committee also took into account the competitive market for chief financial officers and Mr. Denault's broader role in the leadership of the Company. In determining the size of the grant, the Committee consulted its independent consultant to confirm that the grant was consistent with market practices. The Committee chose restricted units over other retention instruments because it believes that it better aligns the interest of the officer with our shareholders in terms of growing shareholder value and increasing shareholder returns on equity. The Committee also noted, based on the advice of its independent consultant, that such grants are a commonly used market technique for retention purposes.

  The restricted units will vest or mature on the following dates:
Vesting Date	Restricted Stock Units
January 25, 2011	8,000
January 25, 2012	8,000
January 25, 2013	8,000

  On each vesting date, we will pay, to Mr. Denault, subject to payment of withholding taxes, a cash amount equal to the closing price of a share of our common stock on that date. Under certain conditions, including a change of control of our company, death or disability, Mr. Denault's restricted stock units may vest on an earlier date.

  No Named Executive Officers received restricted units during 2007.

  Benefits, Perquisites, Agreements and Post-Termination Plans

    Pension Plan, Pension Equalization Plan and System Executive Retirement Plan

  The Named Executive Officers participate in a Company-sponsored pension plan that covers a broad group of employees. This pension plan is a funded, tax-qualified, noncontributory defined benefit pension plan. Benefits under the pension plan are based upon an employee's years of service with the Company and the employee's average monthly rate of earnings (which generally includes salary and eligible bonus, other than Annual Incentive Plan bonus) for the highest consecutive 60 months during the 120 months preceding termination of employment or "Eligible Earnings," and are payable monthly after separation from the Company. The amount of annual earnings that may be considered in calculating benefits under the pension plan is limited by federal law.

  Benefits under the pension plan are calculated as an annuity equal to 1.5% of a participant's Eligible Earnings multiplied by years of service. Years of service under the pension plan formula cannot exceed 40. Contributions to the pension plan are made entirely by the Company and are paid into a trust fund from which the benefits of participants will be paid.

  The Company sponsors a Pension Equalization Plan, which is available to a select group of management and highly compensated employees, including the Named Executive Officers (other than our Chief Executive Officer). The Pension Equalization Plan is a non-qualified unfunded plan that provides out of Entergy's general assets an amount substantially equal to the difference between the amount that would have been payable under the pension plan, but for legislation limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the pension plan. The Pension Equalization Plan also takes into account as earnings any Annual Incentive Plan bonus awards.

  The Company also sponsors a System Executive Retirement Plan available to the Company's approximately 60 officers, including the Named Executive Officers (other than our Chief Executive Officer). Participation in the System Executive Retirement Plan requires individual approval by the plan administrator. The System Executive Retirement Plan is designed to offer a replacement income ratio in the range (based on management level and total years of service) of 55% to 65% of a Named Executive Officer's final three-year average annual compensation (i.e., generally one-third of the sum of the participant's base salary and Annual Incentive Plan bonus for the three years during the last 10 years preceding termination of employment in which such sum is the highest). The System Executive Retirement Plan recognizes a maximum of 30 years of service for purposes of calculating a participant's benefit. Amounts payable under the System Executive Retirement Plan benefit are offset by the value of the Pension Plan and Pension Equalization Plan benefits, and are also typically offset by any prior employer pension benefit available to the executive. While the System Executive Retirement Plan has a replacement ratio schedule from one year of service to the maximum of 30 years of service, the table below offers a sample ratio at 20 and 30 years of service.

Years of Service	Chief Executive Officer	Executives at Management Level 3 & above - includes the remaining 4 Named Executive Officers	Executives at Management Level 4
20 Years	55.0%	50.0%	45.0%
30 years	65.0%	60.0%	55.0%

  Mr. Leonard's retention agreement (as further discussed below) provides that, in lieu of his participation in the Pension Equalization Plan and the System Executive Retirement Plan, upon the termination of his employment (unless such termination is for Cause, as defined in the agreement), he will be entitled to receive a benefit equal to 60% of his final three-year average compensation (as described in the description of the System Executive Retirement Plan above) calculated as a single life annuity and available in a lump sum. This benefit will be reduced by other benefits to which he is entitled from the Company-sponsored pension plan or prior employer plans. The terms of Mr. Leonard's Supplemental Executive Retirement Plan were negotiated at the time of his employment with the Company and were designed to, among other things, offset the loss of benefits resulting from Mr. Leonard's resignation from his prior employer. At the time that the Company recruited Mr. Leonard, he had accumulated twenty-five years of seniority with his prior employer and had served as an executive officer for that employer for over ten years and in an officer-level capacity for over fifteen years.

  The Committee believes that the Pension Plan, Pension Equalization Plan and System Executive Retirement Plan are an important part of our Named Executive Officers' compensation program. These plans are important in the recruitment of top talent in the competitive market, as these types of supplemental plans are typically found in companies of similar size to the Company. These plans serve a critically important role in the retention of our senior executives, as benefits from these plans increase for each year that these executives remain employed by us. The plans thereby encourage our most senior executives to remain employed by us and continue their work on behalf of our shareholders.

  We have agreed to provide service credit to all of our Named Executive Officers (other than Mr. Leonard and Mr. Savoff, our Executive Vice President, Operations) under either the Pension Equalization Plan or the Supplemental Executive Retirement Plan. We typically offer these service credit benefits as one element of the total compensation package offered to new mid-level or senior executives that we recruit from other companies. By offering these executives "credited service," we are able to compete more effectively to hire these employees by mitigating the potential loss of their pension benefits resulting from accepting employment with our Company.

  See the Pension Benefits table on page 36 of this Proxy Statement for additional information regarding the operation of the plans described under this caption.

    Savings Plan

  The Named Executive Officers are eligible to participate in a Company-sponsored Savings Plan that covers a broad group of employees. This is a tax-qualified retirement savings plan, wherein total combined before-tax and after-tax contributions may not exceed 30 percent of a participant's base salary up to certain contribution limits defined by law. In addition, under the Savings Plan, the participant's employer matches an amount equal to seventy cents for each dollar contributed by participating employees, including the Named Executive Officers, on the first six percent of their earnings for that pay period. We maintain the Savings Plan for our employees, including our Named Executive Officers, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. The Savings Plan permits employees to make such savings in a manner that is relatively tax efficient. This type of savings plan is also a critical element in attracting and retaining talent in a competitive market.

    Health & Welfare Benefits

  The Named Executive Officers are eligible to participate in a group of health and welfare benefits available to a broad group of employees. These benefits include medical, dental and vision coverage, life and accidental death & dismemberment insurance and long-term disability insurance. Eligibility, coverage levels, potential employee contributions and other plan design features are the same for the Named Executive Officers as for the broad employee population.

    Executive Long-Term Disability Program

  All of our executive officers, including the Named Executive Officers, are eligible to participate in our Executive Long-Term Disability program. Individuals who elect to participate in this plan will receive upon the occurrence of a long-term disability 65 percent of the difference between their base salary and the approximate $275,000 cap on disability payments under the Company's general long-term disability plan.

    Executive Deferred Compensation

  The Named Executive Officers are eligible to defer up to 100% of the following payments into the Company-sponsored Executive Deferred Compensation Plan:

    Base Salary (less deductions and withholdings)
    Annual Incentive Plan Bonus
    Performance Unit Program Awards

  The Named Executive Officers also are eligible to defer up to 100% of the following payments into our 2007 Equity Ownership Plan:

    Annual Incentive Plan Bonus
    Performance Unit Program Awards

  Additionally, Named Executive Officers may also have deferred account balances under a frozen defined contribution restoration plan. Amounts deferred under the Executive Deferred Compensation Plan and 2007 Equity Ownership Plan are subject to limitations prescribed by law and the respective plan

  All deferral amounts represent an unfunded liability of the employer. Amounts deferred into the 2007 Equity Ownership Plan are deemed invested in phantom shares of our common stock. Amounts deferred under the Executive Deferred Compensation Plan are deemed invested in one or more of the investment options (generally mutual funds) offered under the Savings Plan. Within the Executive Deferred Compensation Plan, the Named Executive Officer may move funds from one deemed investment option to another. Except for deferrals not subject to Internal Revenue Code Section 409A, the Named Executive Officer does not have the ability to withdraw funds, except within the terms provided in such officer's deferral election.

  The Company does not "match" amounts that are deferred by employees pursuant to the Executive Deferred Compensation Plan or 2007 Equity Ownership Plan. With the exception of allowing for the deferral of federal and state taxes, the Company provides no additional benefit to the Named Executive Officer for deferring any of the above payments. Any increase in value of the deferred amounts results solely from the increase in value of the investment option selected (Company stock or mutual fund). Deferred amounts are credited with earnings or losses based on the rate of return of deemed investment options or Company common stock, as selected by the participants.

  We provide this benefit because the Committee believes it is standard market practice to permit officers to defer the cash portion of their compensation. The Executive Deferred Compensation Plan and 2007 Equity Ownership Plan permit them to do this while also receiving gains or losses on deemed investments, as described above. We believe that provision of this benefit is important as a retention and recruitment tool as many, if not all, of the companies with which we compete for executive talent provide a similar arrangement to their senior employees.

    Perquisites

  We provide our Named Executive Officers with certain perquisites and other personal benefits as part of providing a competitive executive compensation program and for employee retention. However, perquisites are not a material part of our compensation program. In 2007, we offered to our Named Executive Officers limited benefits such as the following: corporate aircraft usage, personal financial counseling, club dues and annual mandatory physical exams. For security and business convenience reasons, we permit the Chief Executive Officer to use our corporate aircraft at Company expense for personal use. Our other Named Executive Officers may use corporate aircraft for personal travel subject to the approval of our Chief Executive Officer. The Personnel Committee reviews all perquisites, including the use of corporate aircraft, on an annual basis. For additional information regarding perquisites, see the "All Other Compensation" column in the Summary Compensation table on page 31 of this Proxy Statement.

    Retention Agreements and other Compensation Arrangements

  The Committee believes that retention and transitional compensation arrangements are an important part of overall compensation for our Named Executive Officers. The Committee believes that these arrangements help to secure the continued employment and dedication of our Named Executive Officers, notwithstanding any concern that they might have at the time of a change in control regarding their own continued employment. In addition, the Committee believes that these arrangements are important as recruitment and retention devices, as all or nearly all of the companies with which we compete for executive talent have similar arrangements in place for their senior employees.

  To achieve these objectives, we have established a System Executive Continuity Plan under which each of our other Named Executive Officers is entitled to receive "change of control" payments and benefits if such officer's employment is involuntarily terminated for similar qualifying events or circumstances. Based on the market data provided by its independent compensation consultant, the Committee believes the benefits and payment levels under the System Executive Continuity Plan are consistent with market practices.

  In certain cases, the Committee may approve the execution of a retention agreement with an individual executive officer. These decisions are made on a case by case basis to reflect specific retention needs or other factors, including market practice. If a retention agreement is entered into with an individual officer, the Committee considers the economic value associated with that agreement in making overall compensation decisions for that officer.

  At present, we have entered into retention agreements with only two of the Named Executive officers: our Chief Executive Officer and Chief Financial Officer. In general, these retention agreements provide for "change in control" payments and other benefits in addition to those provided under our System Executive Continuity Plan. The retention agreements entered into with Mr. Leonard and Denault reflect, among other things, the competition for chief executive officer and chief financial officer talent in the marketplace and the Committee's assessment of the critical role of these officers in executing the Company's long-term financial and other strategic objectives. Based on the market data provided by its independent compensation consultant, the Committee believes the benefits and payment levels under these retention agreements are consistent with market practices.

  The Company has voluntarily adopted a policy that any severance arrangements providing benefits in excess of 2.99 times an officer's annual base salary and bonus must be approved by the Company's shareholders. See "Corporate Governance - Corporate Governance Principles and Practices - Shareholder Approval Future Severance Agreements" on page 12 of this proxy statement.

  For additional information regarding the System Executive Continuity Plan and the two retention agreements described above, see "Potential Payments upon Termination or Change in Control" on page 40 of this proxy statement.

  On July 26, 2007, Mr. Richard Smith, our President and Chief Operating Officer, agreed to terminate his retention agreement with the Company. Upon termination of the agreement, Mr. Smith was reinstated in our System Executive Continuity Plan. Reinstatement in the System Executive Continuity Plan aligned Mr. Smith's change of control arrangements with those of the Company's other executive officers (other than Mr. Leonard and Mr. Denault). Mr. Smith voluntarily elected to limit his cash payment under the System Executive Continuity Plan to the 2.99 cap, which is lower than the cash payment level he is entitled to under the System Executive Continuity Plan, since his original participation occurred prior to March 2004 which is when the 2.99 cap was implemented.

  Compensation Program Administration

  Role of Personnel Committee

  The Personnel Committee has overall responsibility for approving the compensation program for our Named Executive Officers and makes all final decisions regarding our Named Executive Officers. The Personnel Committee is responsible for, among its other duties, the following actions related to our Named Executive Officers:

    reviewing and approving compensation policies and programs for our executive officers, including any employment agreement with an executive officer;
    evaluating the performance of our Chairman and Chief Executive Officer; and
    reporting, at least annually, to the Board on succession planning, including succession planning for the Chief Executive Officer.

  The Personnel Committee has authorized, in limited circumstances, the delegation of its authority to grant stock options under Company plans to the Chairman and Chief Executive Officer of the Company and to the Senior Vice President of Human Resources subject to the following conditions:

    No grant may exceed an aggregate value of $1 million per grantee;
    All awards must be issued in accordance with the terms of Company plans, including the requirement that all options be issued for an exercise price not less than the fair market value of the stock on date the option is granted;
    No awards may be granted to any executive officer of the Company (as defined under Section 16 of the Securities Exchange Act of 1934); and
    The Personnel Committee must be advised on at least a quarterly basis of the grants made under the exercise of this delegated authority.

  Role of Chief Executive Officer

  The Personnel Committee solicits recommendations from Mr. Leonard, our Chief Executive Officer, with respect to compensation decisions for individual Named Executive Officers (other than him). Our Chief Executive Officer's role is limited to:

    providing the Committee with an assessment of the performance of each Named Executive Officer; and
    recommending base salary, annual merit increases, stock option and annual cash incentive plan compensation amounts for these officers.

  In addition, the Committee may request that the Chief Executive Officer provide management feedback and recommendations on changes in the design of compensation programs, such as special retention plans or changes in structure of bonus programs. Mr. Leonard does not play any role with respect to any matter affecting his own compensation nor does he have any role determining or recommending the amount, or form of, director compensation.

  Mr. Leonard may attend committee meetings of the Personnel Committee only at the invitation of the chair of the Personnel Committee and cannot call a meeting of the Committee. However, he is not in attendance at any meeting when the Committee determines and approves the compensation to be paid to the Named Executive Officers. Since he is not a member of the Committee, he has no vote on matters submitted to the Committee. During 2007, Mr. Leonard attended 6 meetings of the Personnel Committee.

  In 2007, the Committee's compensation consultant met at the request of the Personnel Committee with the Chief Executive Officer to review market trends in executive and management compensation and to discuss the Company's overall compensation philosophy, such as the optimum balance between base and incentive compensation. In addition, the Committee requested that its independent compensation consultant/expert interview the Chief Executive Officer to obtain management feedback on the impact of compensation programs on employees and information regarding the roles and responsibilities of the Named Executive Officers.

  Role of the Compensation Consultant

  In discharging its duties, our Personnel Committee has retained Towers Perrin as its independent compensation consultant to assist it, among other things, in evaluating different compensation programs and developing market data to assess our compensation programs. Under the terms of its engagement, Towers Perrin reports directly to the Personnel Committee, which has the right to retain or dismiss the consultant without the consent of the Company's management. In addition, Towers Perrin is required to seek and receive the prior written consent of the Personnel Committee before accepting any material engagements from the Company or its affiliates.

  In considering the appointment of Towers Perrin, the Personnel Committee took into account that Towers Perrin provides from time to time general consulting services to the Company's management with respect to non-executive compensation matters. In this connection, the Committee reviewed the fees and compensation received by Towers Perrin for these services over a historical period. After considering the nature and scope of these engagements and the fee arrangements involved, the Personnel Committee determined that the engagements did not create a conflict of interest. The Committee reviews on an ongoing basis the fees and compensation received by Towers Perrin for non-executive compensation matters on an annual basis to monitor its independence.

  Tax Considerations

  Section 162(m) of the Internal Revenue Code limits the tax deductibility by a publicly held corporation of compensation in excess of $1 million paid to the Chief Executive Officer or any other of its four most highly compensated executive officers, unless that compensation is "performance-based compensation" as defined by the Code. The Personnel Committee considers deductibility under Section 162(m) as it structures the compensation packages that are provided to its Named Executive Officers. However, the Personnel Committee and the Board believe that it is in the best interest of the Company that the Personnel Committee retains the flexibility and discretion to make compensation awards, whether or not deductible. This flexibility is necessary to foster achievement of performance goals established by the Personnel Committee as well as other corporate goals that the Committee deems important to the Company's success, such as encouraging employee retention and rewarding achievement.

  PERSONNEL COMMITTEE REPORT

  The Personnel Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Personnel Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2007.

  The Personnel Committee

  Maureen S. Bateman, Chair
  W. Frank Blount
  Gary W. Edwards
  Alexis M. Herman
  W. J. "Billy" Tauzin

  EXECUTIVE COMPENSATION TABLES

  Summary Compensation

  The following table summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2007 and 2006.

  The Company has not entered into any employment agreements with any of the Named Executive Officers other than the retention agreements described in "Potential Payments upon Termination or Change in Control." For additional information regarding the material terms of the awards reported in the following tables, including a general description of the formula or criteria to be applied in determining the amounts payable, see "Compensation Discussion and Analysis."

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
J. Wayne Leonard	2007	$1,216,443	-	$15,727,171	$2,468,256	$1,815,480	$4,879,200	$80,960	$26,187,510
Chairman of the Board and	2006	$1,168,577	-	$7,429,048	$1,622,682	$2,235,870	$2,250,100	$55,663	$14,761,940
Chief Executive Officer

Leo P. Denault	2007	$584,422	-	$1,809,008	$566,481	$516,600	$535,000	$35,827	$4,047,338
Executive Vice President and	2006	$538,493	-	$1,059,332	$344,099	$722,358	$1,212,300	$35,565	$3,912,147
Chief Financial Officer

Mark T. Savoff	2007	$524,516	-	$1,809,008	$335,199	$456,674	$254,300	$48,600	$3,428,297
Executive Vice President,	2006	$510,000	-	$1,084,755	$222,001	$674,730	$136,000	$39,861	$2,667,347
Operations

Richard J. Smith	2007	$599,612	-	$1,809,008	$590,666	$535,886	$743,700	$60,627	$4,339,499
President and	2006	$536,650	-	$1,084,755	$414,959	$718,918	$183,800	$67,338	$3,006,420
Chief Operating Officer

Gary J. Taylor	2007	$542,576	$105,000	$1,809,008	$566,481	$474,230	$723,800	$90,983	$4,312,078
Group President,	2006	$515,967	-	$1,084,755	$344,099	$691,268	$277,200	$55,935	$2,969,224
Utility Operations

  (1) The amounts in column (e) represent the dollar amount recognized for financial statement reporting purposes in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (which we refer to as "SFAS l23R") of performance units granted under the Performance Unit Plan of the Equity Ownership Plan. For a discussion of the relevant assumptions used in valuing these awards, see Note 12 to the Financial Statements in our Form 10-K for the year ended December 31, 2007.

  (2) The amounts in column (f) represent the dollar amount recognized for financial statement reporting purposes in accordance with SFAS l23R of stock options granted under the Equity Ownership Plan. For a discussion of the relevant assumptions used in valuing these awards, see Note 12 to the Financial Statements in our Form 10-K for the year ended December 31, 2007.

  (3) The amounts in column (g) represent cash payments made under the Annual Incentive Plan.

  (4) The amounts in column (h) include the annual actuarial increase in the present value of the Named Executive Officer's benefits under all pension plans established by the Company using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements and includes amounts which the Named Executive Officers may not currently be entitled to receive because such amounts are not vested. None of the increase is attributable to above-market or preferential earnings on non-qualified deferred compensation (see "2007 Nonqualified Deferred Compensation").

  (5) The amounts set forth in column (i) for 2007 include (a) Matching Contributions by the Company to each of the Named Executive Officers; (b) life insurance premiums; (c) tax gross up payments and (d) perquisites and other compensation. The amounts are listed in the following table:

	J. Wayne Leonard	Leo P. Denault	Mark T. Savoff	Richard J. Smith	Gary J. Taylor
Company Contribution - Savings Plan	$9,450	$9,450	$9,450	$9,450	$9,450
Life Insurance Premium	$7,482	$2,610	$2,762	$2,855	$4,002
Tax Gross Up Payments	$17,406	$8,916	$11,653	$15,306	$30,601
Perquisites and Other Compensation	$46,622	$14,851	$24,735	$33,016	$46,930
Total	$80,960	$35,827	$48,600	$60,627	$90,983

  Perquisites and Other Compensation

  The amounts set forth in column (i) also include perquisites and other compensation that we provide to our Named Executive Officers as part of providing a competitive executive compensation program and for employee retention. The following perquisites and other compensation were provided by us in 2007 to the Named Executive Officers:

Named Executive Officer	Financial Counseling	Club Dues	Personal Use of Corporate Aircraft	Relocation	Executive Physicals
J. Wayne Leonard	x		x
Leo P. Denault	x		x		X
Mark T. Savoff	x		x		X
Richard J. Smith	x		x		X
Gary J. Taylor	x	x	x	x	X

  For security and business reasons, we permit our Chief Executive Officer to use our corporate aircraft for personal use at Company expense. Our other Named Executive Officers may use the corporate aircraft for personal travel subject to the approval of our Chief Executive Officer. The aggregate incremental aircraft usage cost associated with Mr. Leonard's personal use of the corporate aircraft, including the costs associated with travel to outside board meetings, was $27,072 for fiscal year 2007 and is reflected in column (i) and the total above. The incremental cost to the Company for use of the corporate aircraft is based on the variable operational costs of each flight, including fuel, maintenance, flight crew travel expense, catering, communications and fees, including flight planning, ground handling and landing permits.

  None of the other individual perquisites items exceeded $25,000 for any of the Named Executive Officers.

  2007 Grants of Plan-Based Awards

  The following table summarizes award grants during 2007 to the Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)
Name (a)	Grant Date (b)	Thresh-old($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Under-lying Options (#) (3) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (l)

J. Wayne Leonard	1/25/07	-	$1,476,000	$2,952,000
	1/25/07				2,380	23,800	59,500				$2,185,316
	1/25/07								255,000	$91.82	$4,009,875

Leo P. Denault	1/25/07	-	$420,000	$840,000
	1/25/07				450	4,500	11,250				$413,190
	1/25/07								60,000	$91.82	$943,500

Mark T. Savoff	1/25/07	-	$371,280	$742,560
	1/25/07				450	4,500	11,250				$413,190
	1/25/07								35,000	$91.82	$550,375

Richard J. Smith	1/25/07	-	$435,680	$871,360
	1/25/07				450	4,500	11,250				$413,190
	1/25/07								60,000	$91.82	$943,500

Gary J. Taylor	1/25/07	-	$385,553	$771,106
	1/25/07				450	4,500	11,250				$413,190
	1/25/07								60,000	$91.82	$943,500
(1)

  The amounts in columns (c), (d) and (e) represent minimum, target and maximum payment levels under the Annual Incentive Plan. The actual amounts awarded are reported in column (g) of the Summary Compensation Table.

(2)

  The amounts in columns (f), (g) and (h) represent the minimum, target and maximum payment levels under the Performance Unit Plan. Performance under the program is measured by the Company's total shareholder return relative to the total shareholder returns of the companies included in the Philadelphia Utilities Index. If the Company's total shareholder return is 25% or below that of the Philadelphia Utilities Index, there is no payout. Subject to achievement of performance targets, each unit will be converted into the cash equivalent of one share of the Company's common stock on the last day of the performance period (December 31, 2009).

(3)

  The amounts in column (j) represent options to purchase shares of the Company's common stock. The options vest one-third on each of the first through third anniversaries of the grant date. The options have a ten-year term from the date of grant.

  2007 Outstanding Equity Awards at Fiscal Year End

  The following table summarizes unexercised options, stock that has not vested and equity incentive plan awards for each Named Executive Officer outstanding as of the end of 2007.

	Option Awards					Stock Awards
(a) Name	(b) Number of Securities Underlying Unexercised Options (#) Exercisable	(c) Number of Securities Underlying Unexercised Options (#) Unexercisable	(d) Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	(e) Option Exercise Price ($)	(f) Option Expiration Date	(g) Number of Shares or Units of Stock That Have Not Vested (#)	(h) Market Value of Shares or Units of Stock That Have Not Vested ($)	(i) Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	(j) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

J. Wayne Leonard	-	255,000(1)		$91.82	1/25/2017
	70,000	140,000(2)		$68.89	1/26/2016
	110,133	55,067(3)		$69.47	1/27/2015
	220,000	-		$58.60	3/02/2014
	195,000	-		$44.45	1/30/2013
	330,600	-		$41.69	2/11/2012
	330,600	-		$37.00	1/25/2011
	330,600	-		$23.00	1/27/2010
	255,000	-		$29.94	1/28/2009
								59,500(4)	$7,111,440
								83,750 (5)	$10,009,800
						100,000(6)	$11,952,000

Leo P. Denault	-	60,000(1)		$91.82	1/25/2017
	16,666	33,334(2)		$68.89	1/26/2016
	23,333	11,667(3)		$69.47	1/27/2015
	40,000	-		$58.60	3/02/2014
	7,720	-		$52.40	1/25/2011
	3,604	-		$52.40	3/01/2009
	676	-		$52.40	2/11/2012
	8,330	-		$51.60	1/27/2010
	470	-		$51.60	3/01/2009
	9,800	-		$44.45	1/30/2013
	19,656	-		$41.69	2/11/2012
	5,434	-		$37.00	1/25/2011
								11,250(4)	$1,344,600
								15,000(5)	$1,792,800

Mark T. Savoff	-	35,000(1)		$91.82	1/25/2017
	10,000	20,000(2)		$68.89	1/26/2016
	13,333	6,667(3)		$69.47	1/27/2015
	31,800	-		$58.60	3/02/2014
								11,250(4)	$1,344,600
								15,000(5)	$1,792,800

	Option Awards					Stock Awards
(a) Name	(b) Number of Securities Underlying Unexercised Options (#) Exercisable	(c) Number of Securities Underlying Unexercised Options (#) Unexercisable	(d) Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	(e) Option Exercise Price ($)	(f) Option Expiration Date	(g) Number of Shares or Units of Stock That Have Not Vested (#)	(h) Market Value of Shares or Units of Stock That Have Not Vested ($)	(i) Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	(j) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Richard J. Smith	-	60,000(1)		$91.82	1/25/2017
	16,666	33,334(2)		$68.89	1/26/2016
	26,666	13,334(3)		$69.47	1/27/2015
	63,600	-		$58.60	3/02/2014
	7,640	-		$51.50	1/25/2011
	7,560	-		$51.50	8/30/2009
	7,577	-		$51.50	1/27/2010
	50,000	-		$44.45	1/30/2013
	8,013	-		$45.45	8/30/2009
	16,987	-		$45.45	1/27/2010
	70,000	-		$41.69	2/11/2012
	39,428	-		$37.00	1/25/2011
								11,250(4)	$1,344,600
								15,000(5)	$1,792,800

Gary J. Taylor	-	60,000(1)		$91.82	1/25/2017
	16,666	33,334(2)		$68.89	1/26/2016
	23,333	11,667(3)		$69.47	1/27/2015
	40,000	-		$58.60	3/02/2014
	26,900	-		$44.45	1/30/2013
	34,600	-		$41.69	2/11/2012
	26,667	-		$37.00	1/25/2011
								11,250(4)	$1,344,600
								15,000(5)	$1,792,800

(1)	The options will vest as follows: 1/3 of the options granted vest on each of 1/25/2008, 1/25/2009 and 1/25/2010.
(2)	The options will vest as follows: 1/2 of the unexercisable options vest on each of 1/26/2008 and 1/26/2009.
(3)	The options will vest on 1/27/2008.
(4)

  Consists of performance units that will vest on December 31, 2009 only if, and to the extent that, we satisfy performance conditions as described under "Long-Term Compensation - Performance Unit Program" in Compensation Discussion and Analysis.

(5)

  Consists of performance units that will vest on December 31, 2008 only if, and to the extent that, we satisfy performance conditions as described under "Long-Term Compensation - Performance Unit Program" in Compensation Discussion and Analysis.

(6)	Consists of restricted units granted under the Equity Ownership Plan, 50,000 of which will vest on August 3, 2008 and 50,000 of which will vest on August 3, 2009.

  2007 Option Exercises and Stock Vested

  The following table provides information concerning each exercise of stock options and each vesting of stock during 2007 for the Named Executive Officers.

	Options Awards		Stock Awards
(a) Name	(b) Number of Shares Acquired on Exercise (#)	(c) Value Realized on Exercise ($)	(d) Number of Shares Acquired on Vesting (#) (1)	(e) Value Realized on Vesting ($)

J. Wayne Leonard	-	-	81,657	$9,759,645

Leo P. Denault	-	-	14,279	$1,706,626

Mark T. Savoff	-	-	14,279	$1,706,626

Richard J. Smith	-	-	14,279	$1,706,626

Gary J. Taylor	-	-	14,279	$1,706,626

(1)

  Represents the vesting of performance units for the 2005-2007 performance period (payable solely in cash based on the closing stock price of the Company on the date of vesting) under the Performance Unit Program.

  2007 Pension Benefits

  The following table shows the present value as of December 31, 2007 of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each Named Executive Officer, under our retirement plans determined using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements. Information regarding these retirement plans is set forth in Compensation Discussion and Analysis under the heading "Benefits, Perquisites, Agreements and Post-Termination Plans -- Pension Plan, Pension Equalization Plan and System Executive Retirement Plan." In addition, this section includes information regarding early retirement options under the plans.
Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During 2007

J. Wayne Leonard (1)	Non-qualified supplemental retirement benefit	&# 9.68	$ 23,610,700	$ -
	Qualified defined benefit plan	9.68	$ 186,100	$ -

Leo P. Denault (2)	Non-qualified System Executive Retirement Plan	&# 23.83	$2,211,000	$ -
	Qualified defined benefit plan	8.83	$96,500	$ -

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During 2007
Mark T. Savoff	Non-qualified System Executive Retirement Plan	4.00	$568,100	$ -
	Qualified defined benefit plan	4.00	$56,000	$ -

Richard J. Smith (3)	Non-qualified Pension Equalization Plan	31.25	$2,643,400	$ -
	Qualified defined benefit plan	8.33	$152,300	$ -

Gary J. Taylor (4)	Non-qualified System Executive Retirement Plan	17.75	$2,433,200	$ -
	Qualified defined benefit plan	7.75	$127,400	$ -

(1)

  Pursuant to his retention agreement, Mr. Leonard is entitled to a non-qualified supplemental retirement benefit in lieu of participation in the Company's non-qualified supplemental retirement plans such as the System Executive Retirement Plan or the Pension Equalization Plan. Mr. Leonard may separate from employment without a reduction in his non-qualified supplemental retirement benefit.

(2)

  During 2006, Mr. Denault entered into an agreement granting an additional 15 years of service under the non-qualified System Executive Retirement Plan if he continues to work for an Entergy System company employer until age 55. The additional 15 years increase the present value of his benefit by $1,180,700.

(3)

  Mr. Smith entered into an agreement granting 22.92 additional years of service under the non-qualified Pension Equalization Plan providing an additional $1,012,400 above the present value of accumulated benefit he would receive under the non-qualified System Executive Retirement Plan.

(4)	Mr. Taylor entered into an agreement granting an additional 10 years of service under the System Executive Retirement Plan resulting in a $1,453,000 increase in the present value of his benefit.

  Qualified Retirement Benefits

  The qualified retirement plan is a funded defined benefit pension plan that provides benefits to most of the non-bargaining unit employees of Entergy System companies. All Named Executive Officers are participants in this plan. The pension plan provides a monthly benefit payable for the participant's lifetime beginning at age 65 and equal to 1.5% of the participant's five-year average monthly eligible earnings times such participant's years of service. Participants are 100% vested in their benefit upon completing 5 years of vesting service.

  Normal retirement under the plan is age 65. Employees who terminate employment prior to age 55 may receive a reduced deferred vested retirement benefit payable as early as age 55 that is actuarially equivalent to the normal retirement benefit (i.e., reduced by 7% per year for the first 5 years preceding age 65, and reduced by 6% for each additional year thereafter). Employees who are at least age 55 with 10 years of vesting service upon termination are entitled to a subsidized early retirement benefit beginning as early as age 55. The subsidized early retirement benefit is equal to the normal retirement benefit reduced by 2% per year for each year that early retirement precedes age 65.

  Non-qualified Retirement Benefits

  The Named Executive Officers are eligible to participate in certain non-qualified retirement benefit plans that provide retirement income, including the Pension Equalization Plan and the System Executive Retirement Plan. Each of these plans is an unfunded non-qualified defined benefit pension plan that provides benefits to key management employees. In these plans, each described below, an executive is typically enrolled in one or more plans but only paid the amount due under the plan that provides the highest benefit. In general, upon disability, participants in the Pension Equalization Plan and the System Executive Retirement Plan remain eligible for continued service credits until recovery or retirement. Generally, spouses of participants who die before commencement of benefits may be eligible for a portion of the participant's accrued benefit.

  All of the Named Executive Officers (other than Mr. Leonard) participate in both the Pension Equalization Plan and System Executive Retirement Plan.

  The Pension Equalization Plan

  All of the Named Executive Officers (with the exception of Mr. Leonard) are participants in the Pension Equalization Plan. The benefit provisions are substantially the same as the qualified retirement plan but provide two additional benefits: (a) "restorative benefits" intended to offset limitations on certain earnings that may be considered in connection with the qualified retirement plan and (b) supplemental credited service (if granted to an individual participant). The benefits under this plan are offset by benefits payable from the qualified retirement plan and may be offset by prior employer benefits. Participants may elect to receive their Pension Equalization Plan benefit in the form of a monthly annuity or an actuarially equivalent lump sum payment. The Pension Equalization Plan benefit attributable to supplemental credited service is not vested until age 65. Subject to the approval of the Entergy System company employer, an employee who terminates employment prior to age 65 may be vested in his or her benefit, with payment of the benefit beginning as early as age 55. Benefits payable prior to age 65 are subject to the same reductions as qualified plan benefits.

  The System Executive Retirement Plan

  All Named Executive Officers (except Mr. Leonard) are participants in the System Executive Retirement Plan. The System Executive Retirement Plan provides a monthly benefit payable for the employees' lifetime beginning at age 65, as further described in Compensation Discussion and Analysis. The System Executive Retirement Plan benefit is not vested until age 65. Subject to the approval of the Entergy System company employer, an employee who terminates his or her employment prior to age 65 may be vested in the System Executive Retirement Plan benefit, with payment of the benefit beginning as early as age 55. Benefits payable prior to age 65 are subject to the same reductions as qualified plan benefits. Further, in the event of a change in control, participants in the System Executive Retirement Plan are also eligible for subsidized early retirement as early as age 55 even if they do not currently meet the age or service requirements for early retirement under that plan or have company permission to separate from employment.

  Mr. Leonard's Non-qualified Supplemental Retirement Benefit

  Mr. Leonard's retention agreement provides that if his employment with the Company is terminated for any reason other than for cause (as defined below under "Potential Payments Upon Termination or Change in Control"), he will be entitled to a non-qualified supplemental retirement benefit in lieu of participation in the Company's non-qualified supplemental retirement plans such as the System Executive Retirement Plan or the Pension Equalization Plan. Mr. Leonard's non-qualified supplemental retirement benefit is calculated as a single life annuity equal to 60% of his final three-year average compensation (as described in the description of the System Executive Retirement Plan), reduced to account for benefits payable to Mr. Leonard under the Company's and a former employer's qualified pension plans. The benefit is payable in a single lump sum, or as periodic payments, as elected by Mr. Leonard in accordance with Internal Revenue Code Section 409A. If elected, periodic payments will be due for Mr. Leonard's life, and then a reduced benefit of 50% will be due for the life of his spouse. Because Mr. Leonard attained the age of 55 during 2005, Mr. Leonard is currently entitled under his retention agreement to his non-qualified supplemental retirement benefit if he were to leave Entergy System company employment other than as the result of a termination for cause.

  Additional Information

  For a description of the material terms and conditions of payments and benefits available under the retirement plans, including each plan's normal retirement payment and benefit, benefit formula and eligibility standards, specific elements of compensation included in applying the payment and benefit formula, and our policies with regard to granting extra years of credited service, see "Compensation Discussion and Analysis -- Benefits, Perquisites, Agreements and Post-Termination Plans -- Pension Plan, Pension Equalization Plan, and System Executive Retirement Plan." For a discussion of the relevant assumptions used in valuing these liabilities, see Note 11 to the Financial Statements in our Form 10-K for the year ended December 31, 2007.

  2007 Non-qualified Deferred Compensation

  The following table provides information regarding the Executive Deferred Compensation Plan and the Equity Ownership Plan, which allow for the deferral of compensation for the Named Executive Officers. For additional information, see "Benefits, Perquisites, Agreements and Post-Termination Plans - Executive Deferred Compensation" in Compensation Discussion and Analysis.

  All deferrals are credited to the applicable Entergy System company employer's non-funded liability account. Depending on the payment deferred, the Named Executive Officers may elect investment in either phantom Company common stock or one or more of several investment options under the Savings Plan. Within limitations of the program, participating Named Executive Officers may move funds from one deemed investment option to another. The participating Named Executive Officers do not have the ability to withdraw funds from the deemed investment accounts except within the terms provided in their deferral elections. Within the limitations prescribed by law as well as the program, participating Named Executive Officers have the option to make a successive deferral of these funds. Assuming a Named Executive Officer does not elect a successive deferral, the Entergy System company employer of the participant is obligated to pay the amount credited to the participant's account at the conclusion of their deferral. These payments are paid out of the general assets of the employer.

  FICA and Medicare taxes are paid on all deferred amounts prior to their deferral. Applicable federal and state taxes are paid at the conclusion of their deferral. Employees are not eligible for a "match" of amounts that are deferred by them pursuant to the deferred compensation programs. With the exception of allowing for the deferral of federal and state taxes, the Company provides no additional benefit to the Named Executive Officers in connection with amounts deferred under the Executive Deferred Compensation Plan. The deemed investment options available to participating Named Executive Officers are limited to certain deemed investment options that are available to all non-officer employees under the Savings Plan. Deferred amounts are deemed credited with earnings or losses based on the rate of return of deemed investment options (under the Executive Deferred Compensation Plan) or Entergy Corporation common stock (under the Equity Ownership Plan). In 2006, the Personnel Committee approved a number of recommendations to simplify the deferral programs and reduce the number of options available to the Named Executive Officers.
Name (a)	Executive Contributions in 2007 (1) (b)	Registrant Contributions in 2007 (c)	Aggregate Earnings in 2007 (2) (d)	Aggregate Withdrawals/ Distributions (e)	Aggregate Balance at December 31, 2007 (f)

J. Wayne Leonard	$182,602	$ -	$4,818,330	$ -	$20,024,698

Leo P. Denault	$ -	$ -	$787,392	($716,683)	$3,843,978

Mark T. Savoff	$ -	$ -	$6,595	$ -	$26,850

Richard J. Smith	$359,459	$ -	$1,735,408	($579,053)	$8,768,192

Gary J. Taylor	$ -	$ -	$72,599	($2,006,756)	$1,216,659

(1)	Amounts in this column are included in column (c) for Mr. Leonard and (g) for Mr. Smith in the 2007 Summary Compensation Table.
(2)	Amounts in this column are not included in the Summary Compensation Table.

  Potential Payments upon Termination or Change in Control

  The Company has plans and other arrangements that provide compensation to the Named Executive Officers if the officer's employment is terminated under specified conditions, including a change in control of the Company. In addition, we have entered into individual retention agreements with Mr. Leonard and Mr. Denault.

  The following tables disclose how much compensation each of our Named Executive Officers would have received if his employment with the Company had been terminated under various scenarios as of December 31, 2007, the last business day of our last fiscal year. For purposes of these tables, we assumed that our stock price was $119.52, the closing market price on that date.

  J. Wayne Leonard
  Chairman and Chief Executive Officer

  The following table shows certain payments and benefits, excluding vested or earned awards and benefits, which our Chairman and Chief Executive Officer would have been entitled to receive as a result of a termination of his employment under various scenarios as of December 31, 2007:

Benefits and Payments Upon Termination(1)	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement(8)	Disability	Death	Change in Control(10)	Termination Related to a Change in Control

Annual Incentive Payment(2)	---	---	---	---	---	---	---	$2,952,000
Severance Payment(3)	---	---	---	---	---	---	---	$8,090.940
Performance Units:(4)
2006-2008 Performance Unit Program	---	---	---	---	$2,669,280	$2,669,280	---	$4,003,920
2007-2009 Performance Unit Program	---	---	---	---	$948,192	$948,192	$2,844,576	$2,844,576
Unvested Stock Options(5)	---	---	---	---	$16,907,803	$7,063,500(9)	$7,063,500	$16,907,803
Unvested Restricted Units(6)	---	---	$11,952,000	---	$11,952,000	$11,952,000	---	$11,952,000
Medical and Dental Benefits(7)	---	---	---	---	---	---	---	---
280G Tax Gross-up	---	---	---	---	---	---	---	$8,075,953

[1]

  In addition to the payments and benefits in the table, Mr. Leonard also would have been entitled to receive his vested pension benefits. However, a termination "for cause" would have resulted in forfeiture of Mr. Leonard's supplemental retirement benefit. Mr. Leonard is not entitled to additional pension benefits in the event of a change in control. For additional information regarding these vested benefits and awards, see "2007 Pension Benefits."

[2]

  In the event of a termination related to a change in control, Mr. Leonard would have been entitled under his retention agreement to receive a lump sum payment of his cash annual incentive bonus under the Annual Incentive Plan calculated at maximum annual bonus opportunity. For purposes of this table, we have calculated the award at 200% of target opportunity and assumed a base salary of $1,230,000.

[3]

  In the event of a termination related to a change in control, Mr. Leonard would have been entitled to receive pursuant to his retention agreement a lump sum severance payment equal to the sum of 2.99 times his base salary plus target annual incentive (calculated at 120% of his base salary).

[4]

  In the event of a termination related to a change in control, including a termination for good reason, or other than for cause, disability or death, Mr. Leonard would have been entitled to receive under the terms of his retention agreement a lump sum payment relating to his performance units. The payment is calculated as if all performance goals relating to the performance unit were achieved at target level. For purposes of the table, we have calculated the value of Mr. Leonard's awards as follows:

  2006 - 2008 Plan - 33,500 performance units at target, assuming a stock price of $119.52

  2007 - 2009 Plan - 23,800 performance units at target, assuming a stock price of $119.52

  For scenarios other than a termination related to a change in control, the award is not enhanced or accelerated by the termination event. With respect to death or disability, the award is pro-rated based on the number of months of participation in each Performance Unit Program performance cycle. The amount of the award is based on actual performance achieved, with a stock price set as of the end of the performance period, and payable in the form of a lump sum after the completion of the performance period.

[5]

  In the event of disability or a termination related to a change in control, all of Mr. Leonard's unvested stock options would immediately vest. In addition, Mr. Leonard would be entitled to exercise any outstanding options during a ten-year term extending from the grant date of the options. For purposes of this table, we assumed that Mr. Leonard exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 31, 2007, and the exercise price of each option share.

[6]

  Mr. Leonard's 100,000 restricted units vest 50% in 2008 and 50% in 2009. Pursuant to his restricted unit agreement, any unvested restricted units will vest immediately in the event of the termination of his employment by Mr. Leonard for good reason, by the Company other than for cause, or by reason of his death or disability.

[7]	Pursuant to Mr. Leonard's retention agreement, in the event of a termination related to a change of control, Mr. Leonard is not eligible to receive subsidized medical and dental benefits.
[8]	As of December 31, 2007, compensation and benefits available to Mr. Leonard under this scenario are substantially the same as available with a voluntary resignation.
[9]

  Under the 2007 Equity Ownership Plan (applicable to grants of equity awards made after January 1, 2007), in the event of a plan participant's death, all unvested stock options would become immediately exercisable.

[10]

  Under the 2007 Equity Ownership Plan, plan participants are entitled to receive an acceleration of certain benefits based solely upon a change of control in the Company without regard to whether their employment is terminated as a result of a change of control.  The accelerated benefits in the event of a change in control are as follows:

    All unvested stock options would become immediately exercisable

    All performance units become vested (based on the assumption that all performance goals were achieved at target).

  Under the terms of Mr. Leonard's retention agreement, we may terminate his employment for cause upon Mr. Leonard's:

    willful and continued failure to substantially perform his duties (other than because of physical or mental illness or after he has given notice of termination for good reason) that remains uncured for 30 days after receiving a written notice from our Board; or
    willfully engaging in conduct that is demonstrably and materially injurious to us and which results in a conviction of or entrance of a plea of guilty or nolo contendere (essentially a form of plea in which the accused refuses to contest the charges) to a felony.

  In the event of a change of control, Mr. Leonard may terminate his employment for good reason upon:

    the substantial reduction or alteration in the nature or status of his duties or responsibilities;
    a reduction in his annual base salary;
    the relocation of his principal place of employment to a location more than 20 miles from his current place of employment;
    our failure to pay any portion of his compensation within seven days of its due date;
    our failure to continue in effect any compensation plan in which he participates and which is material to his total compensation, unless other equitable arrangements are made;
    our failure to continue to provide benefits substantially similar to those that he currently enjoys under any of our pension, savings, life insurance, medical, health and accident or disability plans, or our taking of any other action which materially reduces any of those benefits or deprives him of any material fringe benefits that he currently enjoys;
    our failure to provide him with the number of paid vacation days to which he is entitled in accordance with our normal vacation policy; or
    any purported termination of his employment not taken in accordance with his retention agreement.

  Leo P. Denault
  Executive Vice President and Chief Financial Officer

  The following table shows certain payments and benefits, excluding vested or earned awards and benefits, which our Executive Vice President and Chief Financial Officer would have been entitled to receive as a result of a termination of his employment under various scenarios as of December 31, 2007:

Benefits and Payments Upon Termination(1)	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement(7)	Disability	Death	Change in Control(9)	Termination Related to a Change in Control

Severance Payment(2)	---	---	$3,049,800	---	---	---	---	$3,049,800
Performance Units:(3)
2006-2008 Performance Unit Program	---	---	$717,120	---	$717,120	$717,120	---	$717,120
2007-2009 Performance Unit Program	---	---	$537,840	---	$537,840	$537,840	$537,840	$537,840
Unvested Stock Options(4)	---	---	$1,662,000	---	$3,933,634	$1,662,000(8)	$1,662,000	$3,933,634
COBRA Benefits(5)	---	---	$13,644	---	---	---	---	---
Medical and Dental Benefits(6)	---	---	---	---	---	---	---	$27,288
280G Tax Gross-up	---	---	---	---	---	---	---	$4,149,630

[1]

  In addition to the payments and benefits in the table, Mr. Denault also would have been entitled to receive his vested pension benefits. If Mr. Denault's employment were terminated under certain conditions relating to a change in control, he would also be eligible for early retirement benefits. For a description of these benefits, see "2007 Pension Benefits." In addition, Mr. Denault is subject to the following provisions:

    Retention Agreement. Mr. Denault's retention agreement provides that, unless his employment is terminated for cause, he will be granted an additional 15 years of service under the System Executive Retirement Plan if he continues to work for an Entergy System company employer until age 55. Because Mr. Denault had not reached age 55 as of December 31, 2007, he is only entitled to this supplemental credited service and System Executive Retirement Plan supplemental benefits in the event of his death or disability.
    System Executive Retirement Plan. If Mr. Denault's employment were terminated for cause, he would not receive a benefit under the System Executive Retirement Plan. In the event of a termination related to a change in control, pursuant to the terms of the System Executive Retirement Plan, Mr. Denault would be eligible for subsidized retirement as early as age 55 even if he does not then meet the age or service requirements for early retirement under the System Executive Retirement Plan or have company permission to separate from employment.

[2]

  In the event of a termination related to a change in control or a termination for good reason or not for cause, Mr. Denault would be entitled to receive pursuant to his retention agreement a lump sum severance payment equal to 2.99 times the sum of his base salary plus annual incentive, calculated at target opportunity.

[3]

  In the event of a termination related to a change in control, a termination for good reason or other than for cause, disability or death, Mr. Denault would have been entitled to receive under the terms of his retention agreement a lump sum payment relating to his performance units. The payment is calculated as if all performance goals relating to the performance units were achieved at target level. For purposes of the table, we have calculated the value of Mr. Denault's awards as follows:

  2006 - 2008 Plan - 6,000 performance units at target, assuming a stock price of $119.52

  2007 - 2009 Plan - 4,500 performance units at target, assuming a stock price of $119.52

[4]

  In the event of disability or a termination related to a change in control, all of Mr. Denault's unvested stock options would immediately vest. In addition, he would be entitled to exercise any unexercised options during a ten-year term extending from the grant date of the options. Further, pursuant to Mr. Denault's retention agreement, in the event of a termination for good reason or other than for cause, all of Mr. Denault's unvested stock options granted under the 2007 Equity Ownership Plan (applicable to grants of equity awards made after January 1, 2007) would immediately vest. For purposes of this table, we assumed that Mr. Denault exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 31, 2007, and the exercise price of each option share.

[5]

  Pursuant to his retention agreement, in the event of a termination by the Company other than for cause or disability or by Mr. Denault for good reason, Mr. Denault would be eligible to receive company-subsidized COBRA benefits for a period of 18 months.

[6]

  Pursuant to the System Executive Continuity Plan, in the event of a termination related to a change of control, Mr. Denault would be eligible to receive subsidized medical and dental benefits for a period of 36 months.

[7]	As of December 31, 2007, compensation and benefits available to Mr. Denault under this scenario are substantially the same as available under a voluntary resignation.
[8]	Under the 2007 Equity Ownership Plan, in the event of a plan participant's death, all unvested stock options would become immediately exercisable.
[9]

  Under the 2007 Equity Ownership Plan, plan participants are entitled to receive an acceleration of certain benefits based solely upon a change of control in the Company without regard to whether their employment is terminated as a result of a change of control.  The accelerated benefits in the event of a change in control are as follows:

    All unvested stock options would become immediately exercisable

    All performance units become vested (based on the assumption that all performance goals were achieved at target)

  Under the terms of Mr. Denault's retention agreement, we may terminate his employment for cause upon Mr. Denault's:

    continuing failure to substantially perform his duties (other than because of physical or mental illness or after he has given notice of termination for good reason) that remains uncured for 30 days after receiving a written notice from our Personnel Committee;
    willfully engaging in conduct that is demonstrably and materially injurious to us;
    conviction of or entrance of a plea of guilty or nolo contendere to a felony or other crime that has or may have a material adverse effect on his ability to carry out his duties or upon our reputation;
    material violation of any agreement that he has entered into with us; or
    unauthorized disclosure of our confidential information.

  Mr. Denault may terminate his employment for good reason upon:

    the substantial reduction in the nature or status of his duties or responsibilities;
    a reduction of 5% or more in his base salary as in effect on the date of the retention agreement;
    the relocation of his principal place of employment to a location other than our corporate headquarters;
    our failure to continue to allow him to participate in programs or plans providing opportunities for equity awards, stock options, restricted stock, stock appreciation rights, incentive compensation, bonus and other plans on a basis not materially less favorable than enjoyed at the time of the retention agreement (other than changes similarly affecting all senior executives);
    our failure to continue to allow him to participate in programs or plans with opportunities for benefits not materially less favorable than those enjoyed by him under any of our pension, savings, life insurance, medical, health and accident, disability or vacation plans at the time of the retention agreement (other than changes similarly affecting all senior executives); or
    any purported termination of his employment not taken in accordance with his retention agreement.

  Mr. Denault may terminate his employment for good reason in the event of a change of control upon:

    the substantial reduction or alteration in the nature or status of his duties or responsibilities;
    a reduction in his annual base salary;
    the relocation of his principal place of employment to a location more than 20 miles from his current place of employment;
    our failure to pay any portion of his compensation within seven days of its due date;
    our failure to continue in effect any compensation plan in which he participates and which is material to his total compensation, unless other equitable arrangements are made;
    our failure to continue to provide benefits substantially similar to those that he currently enjoys under any of our pension, savings, life insurance, medical, health and accident or disability plans, or our taking of any other action which materially reduces any of those benefits or deprives him of any material fringe benefits that he currently enjoys;
    our failure to provide him with the number of paid vacation days to which he is entitled in accordance with our normal vacation policy; or
    any purported termination of his employment not taken in accordance with his retention agreement

  Mark T. Savoff
  Executive Vice President, Operations

  The following table shows certain payments and benefits, excluding vested or earned awards and benefits, which our Executive Vice President, Operations would have been entitled to receive as a result of a termination of his employment under various scenarios as of December 31, 2007:

Benefits and Payments Upon Termination(1)	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement(6)	Disability	Death	Change in Control(8)	Termination Related to a Change in Control

Severance Payment(2)	---	---	---	---	---	---	---	$2,705,040
Performance Units:(3)
2006-2008 Performance Unit Program	---	---	---	---	$478,080	$478,080	---	$717,120
2007-2009 Performance Unit Program	---	---	---	---	$179,280	$179,280	$537,840	$537,840
Unvested Stock Options(4)	---	---	---	---	$2,315,783	$969,500(7)	$969,500	$2,315,783
Medical and Dental Benefits(5)	---	---	---	---	---	---	---	$46,400
280G Tax Gross-up	---	---	---	---	---	---	---	$2,282,603

[1]

  In addition to the payments and benefits in the table, Mr. Savoff would also have been entitled to receive his vested pension benefits. If Mr. Savoff's employment were terminated under certain conditions relating to a change in control, he would also be eligible for early retirement benefits. For a description of these benefits, see "2007 Pension Benefits." If Mr. Savoff's employment were terminated for cause, he would forfeit his benefit under the System Executive Retirement Plan.

[2]

  In the event of a termination related to a change in control, Mr. Savoff would be entitled to receive pursuant to the System Executive Continuity Plan a lump sum severance payment equal to 2.99 times the sum of his base salary plus annual incentive, calculated at target opportunity.

[3]

  In the event of a termination related to a change in control, Mr. Savoff would have been entitled to receive pursuant to the System Executive Continuity Plan a lump sum payment relating to his performance units under the Performance Unit Program. The payment is calculated as if all performance goals relating to the performance units were achieved at target level. For purposes of the table, we have calculated the value of Mr. Savoff's awards as follows:

  2006 - 2008 Plan - 6,000 performance units at target, assuming a stock price of $119.52

  2007 - 2009 Plan - 4,500 performance units at target, assuming a stock price of $119.52

  With respect to death or disability, the award is pro-rated based on the number of months of participation in each Performance Unit Program performance cycle. The amount of the award is based on actual performance achieved, with a stock price set as of the end of the performance period, and payable in the form of a lump sum after the completion of the performance period.

[4]

  In the event of disability or a termination related to a change in control, all of Mr. Savoff's unvested stock options would immediately vest. In addition, he would be entitled to exercise any unexercised options during a ten-year term extending from the grant date of the options. For purposes of this table, we assumed that Mr. Savoff exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 31, 2007, and the exercise price of each option share.

[5]

  Pursuant to the System Executive Continuity Plan, in the event of a termination related to a change in control, Mr. Savoff would be eligible to receive subsidized medical and dental benefits for a period of 36 months.

[6]	As of December 31, 2007, compensation and benefits available to Mr. Savoff under this scenario are substantially the same as available under a voluntary resignation.
[7]

  Under the 2007 Equity Ownership Plan (applicable to grants of equity awards made after January 1, 2007), in the event of a plan participant's death, all unvested stock options would become immediately exercisable.

[8]

  Under the 2007 Equity Ownership Plan, plan participants are entitled to receive an acceleration of certain benefits based solely upon a change of control in the Company without regard to whether their employment is terminated as a result of a change of control.  The accelerated benefits in the event of a change in control are as follows:

    All unvested stock options would become immediately exercisable

    All performance units become vested (based on the assumption that all performance goals were achieved at target)

  Richard J. Smith
  President and Chief Operating Officer

  The following table shows certain payments and benefits, excluding vested or earned awards and benefits, which our President & COO would have been entitled to receive as a result of a termination of his employment under various scenarios as of December 31, 2007:

Benefits and Payments Upon Termination(1)	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement(6)	Disability	Death	Change in Control(8)	Termination Related to a Change in Control

Severance Payment(2)	---	---	---	---	---	---	---	$3,163,659
Performance Units:(3)
2006-2008 Performance Unit Program	---	---	---	---	$478,080	$478,080	---	$717,120
2007-2009 Performance Unit Program	---	---	---	---	$179,280	$179,280	$537,840	$537,840
Unvested Stock Options(4)	---	---	---	---	$4,017,067	$1,662,000(7)	$1,662,000	$4,017,067
Medical and Dental Benefits(5)	---	---	---	---	---	---	---	$34,332
280G Tax Gross-up	---	---	---	---	---	---	---	$2,945,124

[1]

  In addition to the payments and benefits in the table, Mr. Smith also would have been entitled to receive his vested pension benefits. For a description of the pension benefits available to Named Executive Officers, see "2007 Pension Benefits." In the event of a termination related to a change in control, pursuant to the terms of the Pension Equalization Plan, Mr. Smith would be eligible for subsidized early retirement even if he does not have company permission to separate from employment. If Mr. Smith's employment were terminated for cause, he would not receive a benefit under the Pension Equalization Plan.

[2]

  In the event of a termination related to a change in control, Mr. Smith would be entitled to receive pursuant to the System Executive Continuity Plan a lump sum severance payment equal to 2.99 times the sum of his base salary plus annual incentive, calculated at target opportunity.

[3]

  In the event of a termination related to a change in control, Mr. Smith would have been entitled to receive pursuant to the System Executive Continuity Plan a lump sum payment relating to his performance units. The payment is calculated as if all performance goals relating to the performance units were achieved at target level . For purposes of the table, we have calculated the value of Mr. Smith's awards as follows:

  2006 - 2008 Plan - 6,000 performance units at target, assuming a stock price of $119.52

  2007 - 2009 Plan - 4,500 performance units at target, assuming a stock price of $119.52

  With respect to death or disability, the award is pro-rated based on the number of months of participation in each Performance Unit Program performance cycle. The amount of the award is based on actual performance achieved, with a stock price set as of the end of the performance period, and payable in the form of a lump sum after the completion of the performance period.

[4]

  In the event of disability or a termination related to a change in control, all of Mr. Smith's unvested stock options would immediately vest. In addition, he would be entitled to exercise his stock options for the remainder of the ten-year term extending from the grant date of the options. For purposes of this table, we assumed that Mr. Smith exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 31, 2007, and the exercise price of each option share.

[5]

  Pursuant to the System Executive Continuity Plan, in the event of a termination related to a change in control, Mr. Smith would be eligible to receive subsidized medical and dental benefits for a period of 36 months.

[6]	As of December 31, 2007, compensation and benefits available to Mr. Smith under this scenario are substantially the same as available with a voluntary resignation.
[7]

  Under the 2007 Equity Ownership Plan (applicable to grants of equity awards made after January 1, 2007), in the event of a plan participant's death, all unvested stock options would become immediately exercisable.

[8]

  Under the 2007 Equity Ownership Plan, plan participants are entitled to receive an acceleration of certain benefits based solely upon a change of control in the Company without regard to whether their employment is terminated as a result of a change of control.  The accelerated benefits in the event of a change in control are as follows:

    All unvested stock options would become immediately exercisable

    All performance units become vested (based on the assumption that all performance goals were achieved at target)

  Gary J. Taylor
  Group President, Utility Operations

  The following table shows certain payments and benefits, excluding vested or earned awards and benefits, which our Group President, Utility Operations would have been entitled to receive as a result of a termination of his employment under various scenarios as of December 31, 2007:

Benefits and Payments Upon Termination(1)	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement(6)	Disability	Death	Change in Control(8)	Termination Related to a Change in Control

Severance Payment(2)	---	---	---	---	---	---	---	$2,809,029
Performance Units:(3)
2006-2008 Performance Unit Program	---	---	---	---	$478,080	$478,080	---	$717,120
2007-2009 Performance Unit Program	---	---	---	---	$179,280	$179,280	$537,840	$537,840
Unvested Stock Options(4)	---	---	---	---	$3,933,634	$1,662,000(7)	$1,662,000	$3,933,634
Medical and Dental Benefits(5)	---	---	---	---	---	---	---	$34,332
280G Tax Gross-up	---	---	---	---	---	---	---	$3,599,207

[1]

  In addition to the payments and benefits in the table, Mr. Taylor would also have been entitled to receive his vested pension benefits. If Mr. Taylor's employment were terminated under certain conditions relating to a change in control, he would also be eligible for early retirement benefits. For a description of the pension benefits available to Named Executive Officers, see "2007 Pension Benefits." If Mr. Taylor's employment were terminated for cause, he would not receive a benefit under the System Executive Retirement Plan.

[2]

  In the event of a termination related to a change in control, Mr. Taylor would be entitled to receive pursuant to the System Executive Continuity Plan a lump sum severance payment equal to three times the sum of his base salary plus annual incentive, calculated at target opportunity.

[3]

  In the event of a termination related to a change in control, Mr. Taylor would have been entitled to receive pursuant to the System Executive Continuity Plan a lump sum payment relating to his performance units. The payment is calculated as if all performance goals relating to the performance units were achieved at target level for the entire performance period. For purposes of the table, we have calculated the value of Mr. Taylor's awards as follows:

  2006 - 2008 Plan - 6,000 performance units at target, assuming a stock price of $119.52

  2007 - 2009 Plan - 4,500 performance units at target, assuming a stock price of $119.52

  With respect to death or disability, the award is pro-rated based on the number of months of participation in each Performance Unit Program performance cycle. The amount of the award is based on actual performance achieved, with a stock price set as of the end of the performance period, and payable in the form of a lump sum after the completion of the performance period.

[4]

  In the event of disability or a termination related to a change in control, all of Mr. Taylor's unvested stock options would immediately vest. In addition, he would be entitled to exercise his stock options for a ten-year term extending from the grant date of the options. For purposes of this table, we assumed that Mr. Taylor exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 31, 2007, and the exercise price of each option share.

[5]

  Pursuant to the System Executive Continuity Plan, in the event of a termination related to a change in control, Mr. Taylor would be eligible to receive subsidized medical and dental benefits for a period of 36 months.

[6]	As of December 31, 2007, compensation and benefits available to Mr. Taylor under this scenario are substantially the same as available under a voluntary resignation.
[7]

  Under the 2007 Equity Ownership Plan (applicable to grants of equity awards made after January 1, 2007), in the event of a plan participant's death, all unvested stock options would become immediately exercisable

[8]

  Under the 2007 Equity Ownership Plan, plan participants are entitled to receive an acceleration of certain benefits based solely upon a change of control in the Company without regard to whether their employment is terminated as a result of a change of control.  The accelerated benefits in the event of a change in control are as follows:

    All unvested stock options would become immediately exercisable

    All performance units become vested (based on the assumption that all performance goals were achieved at target)

  In the following sections, we provide additional information regarding certain of the scenarios described in the tables above:

  Termination Related to a Change in Control

  Under our System Executive Continuity Plan, our Named Executive Officers will be entitled to the benefits described in the tables above in the event of a termination related to a change in control if their employment is terminated other than for cause or if they terminate their employment for good reason, in each case within a period commencing 90 days prior to and ending 24 months following a change in control.

  A change in control includes the following events:

    The purchase of 25% or more of either our common stock or the combined voting power of our voting securities, the merger or consolidation of the Company (unless our board members constitute at least a majority of the board members of the surviving entity);
    the merger or consolidation of the Company (unless our board members constitute at least a majority of the board members of the surviving entity;
    the liquidation, dissolution or sale of all or substantially all of our assets; or
    a change in the composition of our board such that, during any two-year period, the individuals serving at the beginning of the period no longer constitute a majority of our board at the end of the period.

  The proposed separation of our non-utility nuclear business in a tax-free spin-off to our shareholders does not constitute a "Change of Control" for purposes of the System Executive Continuity Plan.

  We may terminate a Named Executive Officer's employment for cause under the System Executive Continuity Plan if he:

    fails to substantially perform his duties for a period of 30 days after receiving notice from our board;
    engages in conduct that is injurious to us or any of our subsidiaries;
    is convicted or pleads guilty to a felony or other crime that materially and adversely affects his ability to perform his duties or our reputation;
    violates any agreement with us or any of our subsidiaries; or
    discloses any of our confidential information without authorization.

  A Named Executive Officer may terminate his employment with us for good reason under the System Executive Continuity Plan if, without his consent:

    the nature or status of his duties and responsibilities is substantially altered or reduced compared to the period prior to the change in control;
    his salary is reduced by 5% or more;
    he is required to be based outside of the continental United States at somewhere other than his primary work location prior to the change in control;
    any of his compensation plans are discontinued without an equitable replacement;
    his benefits or number of vacation days are substantially reduced; or
    his employment is purported to be terminated other than in accordance with the System Executive Continuity Plans.

  In addition to participation in the System Executive Continuity Plan, upon the completion of a transaction resulting in a change in control of the Company, benefits already accrued under our System Executive Retirement Plan, Pension Equalization Plan and Supplemental Retirement Plan, if any, will become fully vested if the executive is involuntarily terminated without cause or terminates employment for good reason. Any awards granted under the Equity Ownership Plan will become fully vested upon a Change of Control without regard to whether the executive is involuntarily terminated without cause or terminates employment for good reason.

  Under certain circumstances, the payments and benefits received by a Named Executive Officer pursuant to the System Executive Continuity Plans may be forfeited and, in certain cases, subject to repayment. Benefits are no longer payable under the System Executive Continuity Plans, and unvested performance units under the Performance Unit Program are subject to forfeiture, if the executive:

    accepts employment with us or any of our subsidiaries;
    elects to receive the benefits of another severance or separation program;
    removes, copies or fails to return any property belonging to us or any of our subsidiaries;
    discloses non-public data or information concerning us or any of our subsidiaries; or
    violates his non-competition provision, which generally runs for two years but extends to three years if permissible under applicable law.

  Furthermore, if the executive discloses non-public data or information concerning us or any of our subsidiaries or violates his non-competition provision, he will be required to repay any benefits previously received under the System Executive Continuity Plans.

  Termination for Cause

  If a Named Executive Officer's employment is terminated for "cause" (as defined in the System Executive Continuity Plans and described above under "Termination Related to a Change in Control"), he is generally entitled to the same compensation and separation benefits described below under "Voluntary Resignation."

  Voluntary Resignation

  If a Named Executive Officer voluntarily resigns from his Entergy System company employer, he is entitled to all accrued benefits and compensation as of the separation date, including qualified pension benefits (if any) and other post-employment benefits on terms consistent with those generally available to our other salaried employees. In the case of voluntary resignation, the officer would forfeit all unvested stock options and restricted units as well as any perquisites to which he or she is entitled as an officer. In addition, the officer would forfeit, except as described below, his or her right to receive incentive payments under the Performance Unit Program or the Annual Incentive Plan. If the officer resigns after the completion of an Annual Incentive Plan or Performance Unit Program performance period, he could receive a payout under the Performance Unit Program based on the outcome of the performance cycle and could, at the Company's discretion, receive an annual incentive payment under the Annual Incentive Plan. Any vested stock options held by the officer as of the separation date will expire the earlier of ten years from date of grant or 90 days from the last day of active employment.

  Retirement

  Under our retirement plans, a Named Executive Officer's eligibility for retirement benefits is based on a combination of age and years of service. Normal retirement is defined as age 65. Early retirement is defined under the qualified retirement plan as minimum age 55 with 10 years of service and in the case of the System Executive Retirement Plan and the supplemental credited service under the Pension Equalization Plan, the consent of Entergy System company employer.

  Upon a Named Executive Officer's retirement, he is generally entitled to all accrued benefits and compensation as of the separation date, including qualified pension benefits and other post-employment benefits consistent with those generally available to salaried employees. The annual incentive payment under the Annual Incentive Plan is pro-rated based on the actual number of days employed during the performance year in which the retirement date occurs. Similarly, payments under the Performance Unit Program are pro-rated based on the actual number of days employed, in each outstanding performance cycle, in which the retirement date occurs. In each case, payments are delivered at the conclusion of each annual or performance cycle, consistent with the timing of payments to active participants in the Annual Incentive Plan and the Performance Unit Program, respectively.

  Unvested stock options issued under our Equity Ownership Plan vest on the retirement date and expire ten years from the grant date of the options. Any restricted units held (other than those issued under the Performance Unit Program) by the executive upon his or her retirement are forfeited, and perquisites (other than short-term financial counseling services) are not available following the separation date.

  Disability

  If a Named Executive Officer's employment is terminated due to disability, he generally is entitled to the same compensation and separation benefits described above under "Retirement," except that restricted units may be subject to specific disability benefits (as noted, where applicable, in the tables above).

  Death

  If a Named Executive Officer dies while actively employed by an Entergy System company employer, he generally is entitled to the same compensation and separation benefits described above under "Retirement," except that:

    all unvested stock options granted prior to January 1, 2007 are forfeited;
    vested stock options will expire the earlier of ten years from the grant date or three years following the executive's death; and
    restricted units may be subject to specific death benefits (as noted, where applicable, in the tables above).

  2007 NON-EMPLOYEE DIRECTOR COMPENSATION

  The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board.

  Cash Compensation Paid to Board Members

  Quarterly Cash Retainer. Each non-employee director receives a quarterly cash retainer equal to the value of 75 shares of our common stock.

  Meeting Attendance Fees. In addition to receiving a quarterly cash retainer, each non-employee director receives a fee for attending Board and Committee Meetings:
Meeting	Fee
Board Meetings	$1,500
Committee Meetings (1) (in conjunction with Board meetings)	$1,000
Committee Meetings (1) (different location from Board and other committee meetings)	$2,000
Telephone Meetings	One-half of applicable fees

  (1) If a director attends a meeting of a committee on which that director does not serve as a member, he or she receives one-half of the applicable fees of an attending member.

  Presiding Director and Chair Cash Retainers. The Presiding Director receives an annual cash retainer of $15,000. The chairs of the Audit Committee and Nuclear Committee each receives an annual cash retainer fee of $10,000. Each of the chairs of the Personnel Committee, Corporate Governance Committee and Finance Committee receives an annual cash retainer of $5,000.

  Equity-Based Compensation

  All non-employee directors receive two types of equity-based compensation grants: common stock and phantom units (which are the economic equivalent of one share of our common stock).

  Common Stock. Each non-employee director receives a quarterly grant of 150 shares of common stock. Directors may defer receipt of these shares subject to certain conditions. Deferred shares accrue dividend equivalents until the shares are received.

  Phantom Units. Under the Service Recognition Program for Outside Directors, non-employee directors are credited with 800 phantom units representing shares of common stock for each year of service on the Board. After five years, the director's rights in the phantom units vest and he or she becomes entitled to receive, upon the conclusion of his or her service on the Board, the cash equivalent for each vested unit of one share of Common Stock on the date of the director's retirement or separation from the Board. Phantom units accumulate dividend equivalents. In the event of a change in control (as defined in the plan) and the termination of the director's service, the phantom units vest and become immediately payable.

  Other Benefits

  Non-employee directors receive $1,500 for participation in director education programs, director orientation or business sessions, inspection trips or conferences not held on the same day as a Board meeting.

  The Company also reimburses non-employee directors for their expenses in attending Board and committee meetings, director education programs and other Board-related activities. The Company also purchases director and officer liability insurance, life insurance, accidental death and disability insurance and aircraft accident insurance for its non-employee directors. In addition, each non-employee director may receive at the Company's expense an annual physical.

  2007 Director Compensation Table

  The table below provides information regarding non-employee director compensation for the fiscal year ended December 31, 2007:

Name (1) (a)	Fees Earned or Paid in Cash ($) (2) (b)	Stock Awards ($) (5) (c)		Option Awards ($) (d)	All Other Compensation ($) (6) (g)	Total ($) (h)
		Stock Grants(3)	Retirement Accruals (4)			Excluding Retirement Accruals	With Retirement Accruals
Maureen S. Bateman	$89,194	$65,222	$172,713	―	$22,546	$176,962	$349,675
W. Frank Blount	$88,611	$65,222	$625,908	―	$3,827	$157,660	$783,568
Simon D. deBree	$83,611	$65,222	$259,632	―	$4,501	$153,334	$412,966
Gary W. Edwards	$82,777	$65,222	$49,640	―	$2,979	$152,095	$201,735
Alexis M. Herman	$74,611	$65,222	$68,336	―	$610	$150,978	$200,618
Donald C. Hintz	$98,861	$65,222	$67,891	―	$7,231	$171,314	$239,205
Stuart L. Levenick	$76,111	$65,222	$18,150	―	$540	$141,873	$160,023
James R. Nichols	$78,611	$65,222	$660,296	―	$1,904	$145,737	$806,033
William A. Percy, II	$94,611	$65,222	$246,110	―	$1,628	$161,461	$407,571
W.J. "Billy" Tauzin	$67,111	$65,222	$34,406	―	$1,038	$133,371	$167,777
Steven V. Wilkinson	$102,861	$65,222	$100,596	―	$7,663	$175,746	$276,342

(1)

  J. Wayne Leonard, the Company's Chairman and Chief Executive Officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his service as a director. The compensation received by Mr. Leonard as an employee of the Company is shown in the Summary Compensation table on page 31.

(2)

  The amounts reported in column (b) consist of all fees earned or paid in cash for services as a director, including retainer fees, Presiding Director and Chair fees, and meeting fees, all of which are described under "Cash Compensation" above.

(3)	The amounts in this column represent the costs recognized in accordance with FAS 123(R) of the 150 shares of Common Stock granted on a quarterly basis to each non-employee director during 2007.
(4)

  The amounts in this column represent the cost recognized in accordance with FAS 123(R) of retirement accruals for each director. The costs for each director varies based on his or her number of years of service on the Board, proximity to mandatory retirement age (as established under our Corporate Governance Guidelines) and changes in the market value of the Common Stock. As a result, the costs and the impact of changes in the market value of Common Stock are greater for directors who have accumulated multiple years of service on the Board and directors who are approaching retirement age. Under the Service Recognition Program for Outside Directors, each non-employee director is credited with 800 phantom units representing shares of Common Stock for each year of service on the Board. After five years, the director's rights in the phantom units vest and the director becomes entitled to receive, upon the conclusion of service on the Board, the cash equivalent of one share of Common Stock for each vested unit on the date of the director's retirement or separation.

(5)

  The SFAS 123(R) grant date fair value of the 2007 stock and phantom unit awards was as follows:  Ms. Bateman $155,542; Mr. Blount $155,542; Mr. deBree $155,542; Mr. Edwards $155,542; Ms. Herman $155,542; Mr. Hintz $155,542; Mr. Levenick $155,542; Mr. Nichols $155,542; Mr. Percy $155,542; Mr. Tauzin $155,542; Mr. Wilkinson $155,542. For a discussion of the relevant assumptions used in valuing these awards, see Note 12 to the Financial Statements in our Form 10-K for the year ended December 31, 2007.

(6)

  The amounts in column (g) include the following perquisites: (a) Company paid physical exams and related expenses; (b) personal air travel and associated gross-up payments; and (c) Company paid premiums for $25,000 life insurance and $25,000 accidental death and disability insurance. Amounts recorded for Ms. Bateman include expenses incurred in both 2007 and 2006, reflecting timing of receipt of invoices.  These expenses relate to standard director benefits such as medical and travel benefits.

  PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Each member of the Personnel Committee is an independent director. None of the Personnel Committee members has served as an officer of the Company, and none of the Company's executive officers has served as a member of a personnel committee or board of directors of any other entity, which has an executive officer serving as a member of the Company's Board of Directors.

  TRANSACTIONS WITH RELATED PERSONS

  Since December 31, 2006, neither the Company nor any of its affiliates has participated in any Related Party Transaction.

  COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  As of March 19, 2008, our records and other information available from external sources indicated that the following shareholders were the beneficial owners of more than five percent of our common stock. The information below is as reported in their filings with the SEC. We are not aware of any other beneficial owner of more than five percent of our common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Barrow, Hanley, Mewhinney & Strauss, Inc. (1)	10,723,669	5.5
2200 Ross Avenue
31st Floor
Dallas, Texas 75201

Capital World Investors (2) 333 South Hope Street Los Angeles, California 90071	10,922,600	5.6

FMR LLC (3) 82 Devonshire Street Boston, Massachusetts 02109	12,026,829	6.2

  (1) Based on a Schedule 13G filed with the SEC on February 13, 2008, Barrow, Hanley, Mewhinney & Strauss, Inc. has indicated that it has sole voting power over 3,577,984 shares, shared voting power with respect to 7,145,685 shares and sole power to dispose or direct the disposition over 10,723,669 shares.

  (2) Based on a Schedule 13G filed with the SEC on February 11, 2008, Capital World Investors, a division of Capital Research and Management Company, has indicated that it has sole power to dispose or direct the disposition over 10,922,600 shares.

  (3) Based on a Schedule 13G/A filed with the SEC on February 14, 2008, FMR LLC has indicated that it has sole voting power over 481,790 shares and sole power to dispose or direct the disposition over 12,026,829 shares.

  COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the beneficial ownership of our common stock and stock-based units as of December 31, 2007 for all directors and Named Executive Officers. Unless otherwise noted, each person had sole voting and investment power over the number of shares of common stock and stock-based units set forth across from his or her name.

Name	Shares (*)	Options Exercisable Within 60 Days	Stock Units (1)

Entergy Corporation
Maureen S. Bateman	4,500	-	5,600
W. Frank Blount	11,034	-	16,000
Simon D. deBree	2,849	-	4,637
Leo P. Denault	1,399	184,022	25,452
Gary W. Edwards (3)	1,400	-	1,431
Alexis M. Herman	2,700	-	3,200
Donald C. Hintz (3)	7,243	320,000	2,400
J. Wayne Leonard	13,842	2,052,000	163,526
Stuart L. Levenick	1,400	-	1,431
James R. Nichols (2)	8,074	-	17,026
William A. Percy, II (3)	4,750	-	5,854
Mark T. Savoff	556	83,466	224
Richard J. Smith	7,620	364,137	55,313
W. J. Tauzin	1,300	-	1,293
Gary J. Taylor	1,300	216,499	497
Steven V. Wilkinson	2,455	-	2,827
All directors and executive
officers as a group (21 persons)	87,042	3,591,889	308,417

(*)	The number of shares of common stock owned by each individual and by all directors and executive officers as a group does not exceed one percent of our outstanding common stock.
(1)

  Represents the balances of phantom units each executive officer holds under the defined contribution restoration plan and the deferral provisions of the Equity Ownership Plan. These units will be paid out in either common stock or cash equivalent to the value of one share of common stock per unit on the date of payout, including accrued dividends. The deferral period is determined by the individual and is at least two years from the award of the bonus. For non-employee directors, the phantom units are issued under the Service Recognition Program for Outside Directors. All non-employee directors are credited with units for each year of service on the Board.

(2)	Excludes 5,059 shares owned by a charitable foundation that Mr. Nichols controls.
(3)	Includes 600, 600 and 2,100 shares deferred by Mr. Edwards, Mr. Hintz and Mr. Percy, respectively, under our Equity Ownership Plan.

  AUDIT COMMITTEE REPORT

  The Audit Committee is comprised of four independent directors. All members meet the independence criteria as defined by the NYSE. During 2007, the Audit Committee complied with its written Charter, as adopted by the Board of Directors. The Charter, which was most recently revised in May 2007, is available on Entergy's website.

  The Audit Committee is responsible for overseeing Entergy's accounting and financial reporting processes and audits of Entergy's financial statements. As set forth in its charter, the Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for Entergy's financial statements and reports, Entergy's internal auditors, as well Entergy's independent registered public accounting firm, Deloitte & Touche LLP (Deloitte & Touche) which is responsible for expressing an opinion on the conformity of Entergy's audited financial statements to generally accepted accounting principles.

  The Committee held 12 meetings during 2007. The meetings were designed to facilitate and encourage private communication between the Committee and management, the internal auditors, and Deloitte & Touche. During these meetings, the Committee reviewed and discussed the audited financial statements with management and Deloitte & Touche. The Committee also received and discussed written communications from both management and Deloitte & Touche regarding internal controls over financial reporting as required by the Public Company Accounting Oversight Board's Auditing Standard No. 5, "An Audit of Internal Control over Financial Reporting that is Intergrated with an Audit of Financial Statements," and applicable SEC rules.

  The discussions with Deloitte & Touche also included the matters required by the standards of the Public Company Accounting Oversight Board (United States), Statements on Auditing Standards (SAS) No. 61, "Communication with Audit Committees," as modified or supplemented. The Audit Committee received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board No. 1, Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche its independence. Deloitte & Touche provides no internal audit services for Entergy and the Audit Committee has concluded that non-audit services provided by Deloitte & Touche are compatible with maintaining its independence.

  Based on the above-referenced reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Entergy's Annual Report on Form 10-K.

  The Audit Committee of the Entergy Corporation Board of Directors:
Steven V. Wilkinson, Chair	Stuart L. Levenick
Simon D. deBree	James R. Nichols

  INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

  A representative of Deloitte & Touche LLP will be present at the meeting and will be available to respond to appropriate questions by shareholders and will be given an opportunity to make a statement if the representative desires to do so.

  Aggregate fees billed to Entergy Corporation and its subsidiaries for the years ended December 31, 2007 and 2006 by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte & Touche"), which includes Deloitte Consulting were as follows:
	2007	2006

Audit Fees	$ 9,512,245	$6,128,113
Audit-Related Fees (a)	507,851	299,319

Total audit and audit-related fees	10,020,096	6,427,432
Tax Fees (b)	11,396	39,891
All Other Fees	-	-

Total Fees (c)	$10,031,492	$6,467,323

(a)	Includes fees for employee benefit plan audits, consultation on financial accounting and reporting, and other attestation services.
(b)	Includes fees for tax return review and tax compliance assistance.
(c)	100% of fees paid in 2007 and 2006 were pre-approved by the Entergy Corporation Audit Committee.

  Entergy Audit Committee Guidelines for Pre-Approval of Independent Auditor Services

  The Audit Committee has adopted the following guidelines regarding the engagement of Entergy's independent auditor to perform services for Entergy:
1.

  The independent auditor will provide the Audit Committee, for approval, an annual engagement letter outlining the scope of services proposed to be performed during the fiscal year, including audit services and other permissible non-audit services (e.g. audit related services, tax services, and all other services).

2.

  For other permissible services not included in the engagement letter, Entergy management will submit a description of the proposed service, including a budget estimate, to the Audit Committee for pre-approval. Management and the independent auditor must agree that the requested service is consistent with the SEC's rules on auditor independence prior to submission to the Audit Committee. The Audit Committee, at its discretion, will pre-approve permissible services and has established the following additional guidelines for permissible non-audit services provided by the independent auditor:
    Aggregate non-audit service fees are targeted at fifty percent or less of the approved audit service fee.
    All other services should only be provided by the independent auditor if it is the only qualified provider of that service or if the Audit Committee specifically requests the service.

3.	The Audit Committee will be informed quarterly as to the status of pre-approved services actually provided by the independent auditor.
4.

  To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Audit Committee Chair or its designee the authority to approve permissible services and fees. The Audit Committee Chair or designee will report action taken to the Audit Committee at the next scheduled Audit Committee meeting.

5.	The Vice President and General Auditor will be responsible for tracking all independent auditor fees and will report quarterly to the Audit Committee.

  MATTERS REQUIRING SHAREHOLDER ACTION

  ITEM 1 - Election of Directors

  At our Annual Meeting, 12 people will be elected as members of the Board of Directors, each for a one-year term, and until their respective successors are duly elected and qualified or until their earlier resignation or removal. The Corporate Governance Committee of the Board of Directors has nominated the 12 people listed below for election at the Annual Meeting. Each nominee is currently serving as a director of the Company.

  Each director is elected annually to serve until the next annual meeting or until his or her successor is elected. There are no family relationships among our executive officers and directors. All of the nominees have indicated that they will be available to serve as directors. In the event that any nominee should become unavailable, however, the proxy holders will vote for a nominee or nominees designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

  If you sign your proxy or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted for the twelve persons recommended by the Board of Directors.

  Certain information with respect to each nominee appears on the following pages, including age, period served as a director, position (if any) with the Company, business experience and directorships of other publicly-owned corporations (if any). Ages are as of December 31, 2007.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH DIRECTOR.

  2008 NOMINEES FOR THE BOARD OF DIRECTORS

  MAUREEN SCANNELL BATEMAN                     Age 64                     Director Since 2000
  New York, New York

      General Counsel, Manhattanville College since January 2008
      Of Counsel, Butzel Long (legal services)
      Partner, Holland & Knight LLP (legal services), 2004-2007
      Former Special Senior Counsel, Bank of America Corporation (banking and financial services), 2003-2004
      Former Executive Vice President and General Counsel of State Street Corporation (banking administrative and financial services for institutional investors)
      Former Managing Director and General Counsel of United States Trust Company of New York (banking trust and investment advisory services)
      Trustee of the Gregorian University Foundation
      Director of Boston Bar Foundation
      Member of the Board of Overseers of the Boston Symphony Orchestra;
      Fellow of the American Bar Association
      Trustee-Fellow of Fordham University
      Treasurer and a Director of Fordham Law Alumni Trustees

  W. FRANK BLOUNT                                                 Age 69                     Director Since 1987
  Atlanta, Georgia

      Chairman & Chief Executive Officer of JI Ventures, Inc. (high-tech venture capital fund)
      Former Chairman & Chief Executive Officer of Cypress Communications, Inc. (in-building integrated communications supplier)
      Former Chief Executive Officer and Director of Telstra Communications Corporation (Australian telecommunications company)
      Former Group President of AT&T Inc.
      Director of Caterpillar, Inc., Alcatel-Lucent S.A., KBR, Inc.
      Member of Advisory Board of China Telecom Corporation Limited
      Board of Trustees of Georgia State University

  SIMON D. deBREE                                                         Age 70                 Director Since 2001
  The Netherlands

      Retired Director and Chief Executive Officer of Royal DSM N.V. (chemicals, polymers, life science products)
      Former Chairman of the Supervisory Board of Stork N.V.
      Former Chairman of the Supervisory Boards of Koninklijke Boskalis Westminster N.V. and Parenco B.V.
      Commissioner of the Fondation de la Maison de la Chimie
      Former President of the Association of Petrochemicals Producers in Europe and the European Chemical Industry Council
      Former Vice President of the Association of Plastics Manufacturers in Europe
      Former Board Member of the Dutch-German Chamber of Commerce
      Former Member of the Advisory Council of the Dutch and Japanese Trade Federation
      Member of the Board of Siemens Nederland N.V.

  GARY W. EDWARDS                                                     Age 66                 Director Since 2005
  Houston, Texas

      Presiding Director of the Board of Directors of Entergy Corporation (since October 2006)
      Former Senior Executive Vice President of Conoco Inc. (1999-2001); Former Executive Vice President of Conoco Inc. (1991-1999); Former Senior Vice President of DuPont (1991-1999)
      Director of Sunoco Logistics
      Director of The Methodist Hospital, Houston, Texas
      Director Emeritus of Yellowstone Park Foundation
      Trustee of Kansas State University Foundation
      Member of Advisory Board of Compass Partners, LLP, New York (investment banking firm)
      Member of Advisory Board of Theatre Under the Stars, Houston, Texas

  ALEXIS M. HERMAN                                                     Age 60                 Director Since 2003
  McLean, Virginia

      Chair and Chief Executive Officer of New Ventures, Inc. (corporate consultants) since 2001
      Director of The Coca-Cola Company, Cummins, Inc. and MGM Mirage
      Chair, Diversity Advisory Board of Toyota Motor Sales, U.S.A., Inc.
      Former Secretary of Labor of the United States of America
      Former White House Assistant to the President of the United States of America
      Director of Xavier University of Louisiana, George Meany National Labor College, Bush-Clinton Katrina Fund, National Urban League and National Epilepsy Foundation

  DONALD C. HINTZ                                                         Age 64             Director Since 2004
  Punta Gorda, Florida

      Former President, Entergy Corporation and Entergy Services, Inc.
      Former President and Chief Executive Officer of Entergy Operations, Inc.
      Former President and Chief Operating Officer of System Energy Resources, Inc.
      President of the American Nuclear Society, June 2007 - Present
      Former Vice President/President-Elect of the American Nuclear Society
      Director of Ontario Power Generation Inc.
      Director of Electric Power Research Institute Board
      Member of International Technical Advisory Board of Nuclear Electric Insurance Limited
      Chair of the Nuclear Electric Insurance Limited International Technical Advisory Committee

  J. WAYNE LEONARD                                                     Age 57             Director Since 1999
  New Orleans, Louisiana
      Chairman of the Board of Directors of Entergy Corporation (since August 2006)
      Chief Executive Officer of Entergy Corporation and Entergy Services, Inc.
      Chief Operating Officer, Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., and Entergy New Orleans, Inc., March-December, 1998
      Former President, Cinergy Capital & Trading, Inc.
      Former President, Energy Commodities Business Unit of Cinergy Corp.
      Former Group Vice President and Chief Financial Officer of Cinergy Corp.
      Director, Tidewater, Inc.
      Director, Edison Electric Institute
      Director, National D-Day Museum Foundation
      Trustee, United Way of Greater New Orleans

  STUART L. LEVENICK                                                 Age 54                 Director Since 2005
  Peoria, Illinois

      Group President and Executive Office Member of Caterpillar Inc.
      Director of W. W. Grainger, Inc., (distributes facility maintenance products)
      Director of Advisory Board, Commerce Bank
      Director of U.S.-China Business Council
      Director of Heartland Partnership, Peoria, Illinois
      Director of United Way, Peoria Illinois
      Member of U.S.-Japan Business Council

  JAMES R. NICHOLS                                                     Age 69                   Director Since 1986
  Boston, Massachusetts
      Partner, Nichols & Pratt, LLP (family trustees), Attorney and Chartered Financial Analyst
      Partner, Nichols & Pratt Advisors (registered investment adviser)
      Life Trustee of the Boston Museum of Science

  WILLIAM A. PERCY, II                                                 Age 68                     Director Since 2000
  Greenville, Mississippi
      Chairman and Chief Executive Officer of Greenville Compress Company (commercial warehouse and real estate)
      Chairman of Enterprise Corporation of the Delta (a non-profit economic development corporation)
      Former Partner of Trail Lake Enterprises (cotton farm and gin)

  W. J. "BILLY" TAUZIN                                                 Age 64                         Director Since 2005
  Washington, DC

      President and CEO, Pharmaceutical Research and Manufacturers of America (PhRMA) (trade association)
      Former United States Congressman for the State of Louisiana (1980-2005)
      Director of Louisiana Health Care Group, Inc.

  STEVEN V. WILKINSON                                             Age 66                         Director Since 2003
  Watersmeet, Michigan
      Retired Audit Partner, Arthur Andersen LLP (international public accounting firm)
      Director, Cabot Microelectronics Corporation
      Director, Blackburn College

  ITEM 2 - Ratification of Selection of Deloitte & Touche LLP as Independent Registered Public Accountants for 2008

  The Audit Committee annually reviews the qualifications, performance and independence of the Company's independent auditors in accordance with regulatory requirements and guidelines and evaluates whether to change the Company's independent auditors.

  Based on this review, the Audit Committee has appointed Deloitte & Touche LLP as independent auditors to conduct the Company's annual audit for 2008. Deloitte & Touche LLP has served as the Company's independent auditors since 2001. Although shareholder approval is not required for the appointment of Deloitte & Touche LLP, the Board and the Audit Committee have determined that it would be desirable as a good corporate governance practice to request the shareholders to ratify the selection of Deloitte & Touche LLP as our independent auditors. Ratification requires the affirmative vote of a majority of the shares entitled to vote on, and voted for or against, the matter, represented in person or by proxy at the Annual Meeting. If the shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment. However, even if the appointment is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of the Company and its shareholders.

  Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they wish. They will be available to respond to questions from shareholders at the meeting.

  The Board of Directors and the Audit Committee recommend that the shareholders vote FOR the ratification of the appointment of Deloitte & Touche LLP.

  Item 3 - Shareholder Proposal Regarding Advisory Vote on Executive Compensation

  The Utility Workers Union of America Local No. 369, 120 Bay State Drive, Braintree, Massachusetts 02184, a record owner of 80 shares of our common stock, has advised us that it plans to introduce the following proposal.

  Proposal

  RESOLVED, that the shareholders of Entergy urge the Board of Directors to adopt a policy that the shareholders be given an opportunity at each annual meeting to vote on an advisory resolution, to be proposed by Entergy management, to ratify the compensation of the named executive officers as set forth in the summary compensation table in the Company's proxy statement.

  The resolution submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation awarded to any executive officer.

  Supporting Statement

  We believe executive compensation at our Company has become clearly excessive. During 2006, for example, the Board awarded CEO Wayne Leonard $14.8 million in total compensation, including stock awards and options worth $9.0 million, incentive plan payments of $2.2 million, base salary of $1.2 million, and other compensation.

  This was significantly higher than top executive pay at other comparable utility companies. For example, Dominion Resources awarded its CEO less than half of Mr. Leonard's total compensation, despite earning $5.5 billion more in revenue and $247 million more in net income.

  Entergy awarded significantly more compensation to our CEO in 2006 than each of the following larger utility companies (based on annual revenue):
Company	Total CEO Pay (millions)	Annual Revenue (millions)
Consolidated Edison	$4.7	$12,137
Dominion Resources	7.3	16,482
PG&E	8.0	12,539
Southern Co.	7.9	14,356
Entergy Corp.	14.8	10,932

  We also believe that, as an investor-owned public utility, Entergy must be especially sensitive to the goodwill of regulators and the public, and that any perception of excessive pay for top executives could damage our Company's business and reputation.

  For example, during 2006, Entergy successfully lobbied state and local authorities for $200 million in federal funds to help repair the devastation caused by Hurricane Katrina to the Company's New Orleans subsidiary. The same year, Entergy awarded more than $27 million in compensation to only five top executives - the equivalent of almost 14% of this entire federal bailout for Entergy New Orleans.

  We believe an advisory vote on executive compensation would give shareholders a powerful means to communicate their views to directors, and could also help curb excessive executive pay. This vote would supplement shareholders' existing right to communicate directly with directors, and in our view would be a far more effective method of communicating shareholder concerns over executive compensation at our Company.

  Verizon Communications and Aflac insurance company have adopted policies granting shareholders non-binding votes on executive compensation, starting in 2009. A majority of shareholders voting at Activision, Blockbuster, Ingersoll Rand, and Motorola voted in favor of similar shareholder proposals during 2007. This proposal is comparable, moreover, to the procedure followed in Australia and the U.K., where shareholders at public companies are permitted to cast advisory votes every year on the "directors' remuneration report."

  We believe Entergy shareholders should also he able to register their views each year on executive compensation, and therefore urge shareholders to vote FOR this proposal. For more information, please visit our website at www.entergypaywatch.org.

  The Board of Directors recommends that you vote AGAINST this proposal for these reasons:

  The Board recognizes that executive compensation is a high-profile issue in current corporate governance debates and has considered the proposal and the issues associated with shareholder ratification of executive compensation. The Board does not believe that it is in the best interests of our shareholders to provide for shareholder ratification of executive compensation and recommends a vote against this proposal for the following reasons.

  Our Personnel Committee, consisting entirely of independent directors, is responsible for maintaining an executive compensation program designed to attract, motivate and retain the most highly talented and experienced leadership for the Company. The program is designed around various components of compensation, including base salaries, incentive bonuses and equity awards, and the Personnel Committee reviews and approves annually the compensation for all executive officers of the Company. In addition, the Personnel Committee engages an outside consulting firm to help it design compensation packages for executive officers in a manner that will provide appropriate incentives to them while remaining competitive with our peers. Executive compensation practices are influenced by a wide range of complex factors, including changes in strategic goals, changing economic and industry conditions, accounting requirements and tax laws, evolving governance trends and the competitive compensation practices of other companies. As a result, it is important that the Personnel Committee retain the flexibility to select incentives, including performance-based alternatives where appropriate, that balance these influences so that we can continue to attract and retain executives of outstanding ability and motivate them to achieve superior performance.

  The Board believes that an advisory resolution would not change the contents of the Company's disclosures with respect to executive compensation, nor would it have any legal consequence on any compensation arrangement. Rather, adopting this practice could negatively affect shareholder value by creating the impression among our senior executives that their compensation opportunities could be limited or negatively affected by this practice, while opportunities at the Company's competitors would not be similarly constrained. The Board is not aware of any of the Company's peers who have adopted a similar policy.

  An advisory vote would not provide the Personnel Committee with any meaningful insight into specific shareholder concerns regarding executive compensation that it could address when considering the Company's remuneration policies. A ratification vote is a blunt and impractical mechanism when more effective means of communicating concerns to the Personnel Committee are available to shareholders. We have corporate governance policies designed to ensure that the Board is responsive to shareholder concerns regarding all issues, including executive compensation issues. Under these policies, any shareholder may communicate directly with the Board if the shareholder disagrees with our compensation policies.

  The Board exercises great care in determining and disclosing executive compensation. The Board does not believe the advisory vote will enhance governance practices or improve communication with shareholders, nor is it in the best interest of our shareholders. Instead, it may very well constrain the Personnel Committee's efforts to recruit and retain exceptional senior executives who will focus on the Company's long-term performance and results.

  Item 4 - Shareholder Proposal Relating to Limitations on Management Compensation

  Mr. Robert D. Morse, 212 Highland Avenue, Moorestown, NJ 08057-2717, a record owner of 1,009 shares of our common stock, has advised us that he plans to introduce the following proposal.

  Proposal

  I, Robert D. Morse, of 212 Highland Avenue, Moorestown, NJ 08057-2717, owner of $2000.00 or more of Entergy, Inc., stock, held for a year, request the Board of Directors to take action regarding remuneration to any of the top five persons named in Management be limited to $500,000.00 per year, by salary only, plus any nominal perks [i.e.; company car use, club memberships]. This program is to be applied after any existing programs now in force for cash, options, bonuses, SAR's, etc., plus discontinue, if any, severance contracts, in effect, are completed, which I consider part of remuneration programs.

  This proposal does not affect any other personnel in the company and their remuneration programs.

  Reasons

  Ever since about Year 1975, when "Against" was removed from "Vote for Directors" box, and no other on the Proxy Vote, and the term "Plurality" voting was contrived, shareowners have lost the "Right of Dissent", which is unconstitutional. No reason given, but the result has been that any Management nominee for Director was elected, even if only one "For" vote was received. This is because "Abstain" and "Withheld" are not deducted from "For". In response, Directors have awarded remuneration to those whom nominated them, to the point of being excessive and still escalating. Millions of dollars of shareowners assets are diverted for the five top Management, year after year, until their retirement or they "Jump Ship" for another company's offer. It is seldom proven to have been "earned" by their efforts, rather than the product or services.

  The limit of one half million dollars in remuneration is far above that needed to enjoy an elegant lifestyle. These funds might better be applied to dividends. The savings in elimination of personnel needed to process all previous programs could be tremendous. Plus savings on lengthy pages reporting the process in the Report, a help for the National Paperwork Reduction Act.

  This can all be accomplished by having Directors eliminate all Rights, Options, S.A.R.'s, retirement and severance, etc. programs, relying on $500.000.00 to be adequate, and Management buying their own stock and retirement programs, if desired.

  It is commendable that AT&T, ExxonMobil, Ford Motor [1st ], perhaps others, have already returned "Against" as requested.

  Thank you, and please vote "YES" for this Proposal. It is for Your benefit!

  The Board of Directors recommends that you vote AGAINST this proposal for these reasons:

  The Board believes that adoption of this proposal would severely limit our ability to attract, retain, motivate and reward executives who can contribute to our long-term success and thereby build value for our shareholders. We must be able to offer integrated compensation programs that are competitive with comparable companies, align the economic interests of executives with our shareholders and tie compensation to both individual and company performance.

  The Personnel Committee, which is comprised entirely of independent directors, recognizes its responsibility to structure executive compensation in a manner that is in our shareholders' best interests. The Personnel Committee and the Board devote significant time and effort to assessing the performance of our Chief Executive Officer and our other senior executives. In designing compensation packages for these officers, the Personnel Committee considers, among other things, our goals and objectives, corporate and individual performance, relative shareholder return and the compensation paid to senior executives at our peer companies. The Compensation Discussion and Analysis included on page 14 of this Proxy Statement further explains the compensation program for our Name Executive Officers. The Board believes that it is ultimately in our shareholders' best interest that this program not be subject to the limitations reflected in this proposal.

  Item 5 - Shareholder Proposal Relating to Corporate Political Contributions

  The Office of the Comptroller of New York City, in its capacity as the custodian and trustee of the New York City Employees' Retirement System, the New York City Teachers' Retirement System, the New York City Police Pension Fund and the New York City Fire Department Pension Fund and custodian of the New York City Board of Education Retirement System (collectively, the "Funds"), has advised us that it plans to introduce the following resolution. The Funds are the record holders of 598,736 shares of our Common Stock.

  Resolved, that the shareholders of Entergy ("Company") hereby request that the Company provide a report, updated semi-annually, disclosing the Company's:

  1. Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

  2. Monetary and non-monetary political contributions and expenditures not deductible under Section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under Section 162 (e)(l)(B) of the Internal Revenue Code. The report shall include the following:

  a. An accounting of the Company's funds that are used for political contributions or expenditures as described above;

  b. Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

  c. The internal guidelines or policies, if any, governing the Company's political contributions and expenditures.

  The report shall be presented to the board of directors' audit committee or other relevant oversight committee and posted on the company's website to reduce costs to shareholders.

  Supporting Statement

  As long-term shareholders of Entergy, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

  Disclosure is consistent with public policy and in the best interest of Entergy and its shareholders. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to Entergy and its shareholders.

  Entergy has contributed at the state-level. (National Institute on Money in State Politics, available at http://www.followthemoney.org). However, relying on publicly available data does not provide a complete picture of the Company's political expenditures. For example, the Company's payments to trade associations used for political activities are undisclosed and unknown. In many cases, even corporate management does not know how trade associations use their company's money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax-exempt organizations. This would bring our Company in line with a growing number of leading companies, including Pfizer, Dell, Aetna and American Electric Power that support political disclosure and accountability and disclose this information on their websites.

  The Company's Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

  The Board of Directors recommends that you vote AGAINST this proposal for these reasons:

  Political contributions, where permitted, are an important part of the legislative process. The Company is subject to legislation that significantly affects its operations. It is important that the Company participate in the political process to protect your interests as shareholders. The Company participates in the political process by contributing prudently to state and local candidates and by contributing to political organizations when such contributions advance the Company's business objectives and the interests of our shareholders. In making such contributions, the Company is committed to complying with campaign finance and lobbying laws.

  No Company funds, by law, are expended to make Federal political contributions. Federal law has long prohibited corporate contributions to Federal candidates or their political committees. With the enactment of the Bi-Partisan Campaign Finance Reform Act of 2002 (known as the "McCain Feingold Act"), corporate contributions to Federal political parties and Leadership Committees are also prohibited.

  As to state and local contributions, state laws determine when and under what circumstances political contributions are permissible. Moreover, a number of states in which the Company operates have extensive reporting requirements. These rules, in general, are applicable to all participants in the political process. This proposal, on the other hand, would impose a set of rules only on Entergy.

  This proposal would have the Company prepare an expensive, time-consuming report. The requirement to prepare such a report would be applicable only to the Company and not to our competitors or to other participants in the political process. The Board believes that any reporting requirements that go beyond those required under existing law should be applicable to all participants in the process, not just to the Company as the proponent asks.

  Item 6 - Shareholder Proposal Regarding Special Shareholder Meetings

  Mr. Emil Rossi, Box 249, Boonville, CA 95414, a record owner of 558 shares of our common stock, has advised us that he plans to introduce the following proposal.

  Proposal

  RESOLVED, Shareholders ask our board to amend our bylaws and any other appropriate governing documents to give holders of a reasonable percentage of our outstanding common stock the power to call a special shareholder meeting, in compliance with applicable law. This proposal favors 10% of our outstanding common stock to call a special shareholder meeting.

  Supporting Statement

  Special meetings allow investors to vote on important matters, such as a takeover offer, that can arise between annual meetings. If shareholders cannot call special meetings, management may become insulated and investor returns may suffer.

  Shareholders should have the ability to call a special meeting when they think a matter is sufficiently important to merit expeditious consideration. Shareholder control over timing is especially important regarding a major acquisition or restructuring, when events unfold quickly and issues may become moot by the next annual meeting.

  Fidelity and Vanguard support a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds, including the New York City Employees Retirement System, also favor this right.

  Eighteen (18) proposals on this topic averaged 56% - support in 2007 - including 74%-support at Honeywell (HON) according to RiskMetrics (formerly Institutional Shareholder Services).

  The merits of this proposal should also be considered in the context of our company's overall corporate governance structure and individual director performance. For instance in 2007 the following structure and performance issues were reported:

    In 2007 our company took advantage of a technicality to prevent us from casting a ballot on a proposal which would give shareholders an advisory vote on the pay of our executives.
    William Percy, a member of our key Governance Committee no less, was rated a "Problem Director" by The Corporate Library http://www.thecorporatelibrary.com, an independent investment research firm. This was due to Mr. Percy's involvement with the board of Mississippi Chemical Corporation, which filed Chapter 11 bankruptcy.
    Mr. Blount had 20-years director tenure and Mr. Nichols had 21-years director tenure-Independence concern and director recruitment concern.

  Additionally:

    Mr. Hintz had potential conflicts in his non-director links to our company.
    Cumulative voting was not allowed.
    Ms. Herman, who chaired our Corporate Governance Committee, served on the MGM Mirage board (MGM) rated "F" by The Corporate Library.
    Mr. Wilkinson was designated an "Accelerated Vesting" director due to his service on a board that accelerated the vesting of stock options to avoid recognizing the corresponding expenses.

  The above concerns show there is room for improvement and reinforces the reason to take one step forward now and encourage our board to respond positively to this proposal:

  Special Shareholder Meetings -
  Yes on 4

  The Board recommends that you vote AGAINST this proposal for the following reasons:

  Your Board believes that the proposal is contrary to the interests of the Company and our stockholders. Under our certificate of incorporation and our by-laws, a special meeting of stockholders may be called by the Board, the Chairman of the Board, the Chief Executive Officer, a majority of the members of the Executive Committee or by the holders of a majority of our common stock entitled to vote at a special meeting. The current charter and by-law provisions are appropriate corporate governance provisions for a public company of our size because it allows the directors, our most senior management and even a majority of our stockholders, to exercise their judgment to determine when it is in the best interests of shareholders to convene a special meeting. The current provisions are also consistent with the requirements of Delaware corporate law. Calling special meetings of shareholders is not a matter to be taken lightly. For a company with as many shareholders as ours, a special meeting of shareholders is a very expensive and time-consuming affair because of the legal costs in preparing required disclosure documents, printing and mailing costs, and the time commitment required of the Board and members of senior management to prepare for and conduct the meeting. Enabling a minority of shareholders to call special meetings could impose substantial administrative and financial burdens on the Company and significantly disrupt the conduct of our business. Special meetings of shareholders should be extraordinary events that only occur when either fiduciary obligations or strategic concerns require that the matters to be addressed and cannot wait until the next annual meeting. The Board of Directors, our senior management or a majority of our stockholders are best positioned to determine whether circumstances warrant a special meeting. Since our corporate organizational documents permit a majority of our shareholders to call a special meeting, our shareholders have a mechanism to address matters that are believed to require attention that cannot wait until an annual meeting. This mechanism allows a sufficient number of shareholders to make that determination rather than a minority given the expense and administrative burden of a special meeting.

  OTHER INFORMATION

  Shareholder Proposals for 2009 Meeting

  For a shareholder proposal to be included in the proxy statement for our next annual meeting, the proposal must be received by the Company at its principal offices no later than November 19, 2008. Also, under our By-laws, shareholders must give advance notice of nominations for director or other business to be addressed at the meeting not later than the close of business on March 3, 2009 and not earlier than February 6, 2009.

  Annual Report on Form 10-K

  A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission, will be sent to any shareholder without charge upon written request addressed to:

  Entergy Corporation
  Investor Relations
  P. O. Box 61000
  New Orleans, Louisiana 70161

  You may also obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission's web site, www.sec.gov.

  By order of the Board of Directors,

  /s/ J. Wayne Leonard

  J. Wayne Leonard
  Chairman of the Board and Chief Executive Officer
  Dated: March 19, 2008

  ENTERGY CORPORATION

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
  FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS, MAY 2, 2008

  The undersigned hereby appoints J. Wayne Leonard, Gary W. Edwards and Alexis M. Herman, jointly and severally, as attorneys and proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote on behalf of the undersigned all of the shares of Common Stock of Entergy Corporation that the undersigned is entitled in any capacity to vote if personally present at the 2008 Annual Meeting of Shareholders to be held on May 2, 2008, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse and with the same effect as though the undersigned were present in person and voting their shares. The proxies are authorized in their discretion to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

  (Continued, and to be marked, dated and signed, on the other side.)
Address Change/Comments (Mark the corresponding box on the reverse side.)

  FOLD AND DETACH HERE

  You may now access your Entergy Corporation account online.
  Access your Entergy Corporation shareholder account online via Investor ServiceDirect® (ISD).

  The transfer agent for Entergy Corporation, now makes it easy and convenient to get current information on your shareholder account.

View account status View certificate history View book-entry information	View payment history for dividends Make address changes Obtain a duplicate 1099 tax form Establish/change your PIN

  Visit us on the web at http://www.bnymellon.com/shareowner
  For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

  ****TRY IT OUT****

  www.bnymellon.com/shareowner/isd
  Investor ServiceDirect®
  Available 24 hours per day, 7 days per week

  TOLL FREE NUMBER: 1-800-370-1163
Mark Here for Address Change or Comments. □ PLEASE SEE REVERSE SIDE
The Board of Directors recommends a vote "FOR" Item 1.
1) Election of Directors
1a. M. S. Bateman	□ FOR	□ AGAINST	□ ABSTAIN	1g. J. W. Leonard	□ FOR	□ AGAINST	□ ABSTAIN
1b. W. F. Blount	□ FOR	□ AGAINST	□ ABSTAIN	1h. S. L. Levenick	□ FOR	□ AGAINST	□ ABSTAIN
1c. S. D. deBree	□ FOR	□ AGAINST	□ ABSTAIN	1i. J. R. Nichols	□ FOR	□ AGAINST	□ ABSTAIN
1d. G. W. Edwards	□ FOR	□ AGAINST	□ ABSTAIN	1j. W. A. Percy, II	□ FOR	□ AGAINST	□ ABSTAIN
1e. A. M. Herman	□ FOR	□ AGAINST	□ ABSTAIN	1k. W. J. Tauzin	□ FOR	□ AGAINST	□ ABSTAIN
1f. D. C. Hintz	□ FOR	□ AGAINST	□ ABSTAIN	1l. S. V. Wilkinson	□ FOR	□ AGAINST	□ ABSTAIN

The Board of Directors recommends a vote "FOR" item 2.
Ratification of selection of independent registered public accountants for 2008.	□ FOR	□ AGAINST	□ ABSTAIN
The Board of Directors recommends a vote "AGAINST" Items 3, 4, 5 and 6.
Shareholder proposal regarding advisory vote on executive compensation.	□ FOR	□ AGAINST	□ ABSTAIN
Shareholder proposal relating to limitations on management compensation.	□ FOR	□ AGAINST	□ ABSTAIN
Shareholder proposal relating to corporate political contributions.	□ FOR	□ AGAINST	□ ABSTAIN
Shareholder proposal regarding special shareholder meetings.	□ FOR	□ AGAINST	□ ABSTAIN

Signature_____________________	Signature_____________________	Dated__________, 2008

  Sign exactly as imprinted (do not print). If shares are held jointly, EACH holder should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. An authorized officer signing on behalf of a corporation should indicate the name of the corporation and the officer's title.

  FOLD AND DETACH HERE

  WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
  BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK

  Internet and telephone voting is available through 11:59 PM Eastern Time on Tuesday, April 29, 2008 for shares held in the Savings Plans and through 11:59 PM Eastern Time on Thursday, May 1, 2008 for all other shares.

  Your Internet vote or telephone authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
Internet http://www.proxyvoting.com/etr Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

  If you vote your proxy by Internet or by telephone,
  you do NOT need to mail back your proxy card.

  You may view the Annual Report and Proxy Statement on the Internet at http://www.entergy.com/investor_relations/2007_publications.aspx